Exhibit 10.54

Equity Purchase Agreement
By And Among
Gemstar-TV Guide International, Inc.,
UV Corporation,
TV Guide Entertainment Group, Inc.,
Lions Gate Entertainment, Inc.,
And Solely With Respect To Sections 9.5, 9.7 And 9.8 And Articles V(C), XII And
XIII
Macrovision Solutions Corporation
January 5, 2009

-i-

(Continued)

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(Continued)

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(Continued)

-iv-

List Of Exhibits

Exhibit A	Transition Services Agreement

Exhibit B-1	Network Patent License Agreement

Exhibit B-2	Online Patent License Agreement

Exhibit C-1	Network Data License Agreement

Exhibit C-2	Online Data License Agreement

Exhibit D-1	Seller Trademark Assignment and Assumption Agreement

Exhibit D-2	Gemstar Development Corporation Trademark Assignment and Assumption Agreement

Exhibit E	Trademark License Agreement

Exhibit F	Licensed Assets Agreement

Exhibit G	Restructuring

-v-

EQUITY PURCHASE AGREEMENT
     This Equity Purchase Agreement (this “Agreement”) is made and entered into as of January 5, 2009 (the “Agreement Date”) by and among Gemstar-TV Guide International, Inc., a Delaware corporation (“Seller”); UV Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Seller (“Stockholder”); the Company (as defined below); Lions Gate Entertainment, Inc., a Delaware corporation (“Buyer”); and solely with respect to Sections 9.5, 9.7 and 9.8 and Articles V(C), XII and XIII, Macrovision Solutions Corporation, a Delaware corporation (“Parent”).
RECITALS
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, at the Closing, Buyer shall purchase (the “Purchase”) from Stockholder and Stockholder shall sell to Buyer all of the issued and outstanding equity interests of the Company (the “Equity Interests”) on the terms and subject to the conditions set forth in this Agreement.
     B. The Boards of Directors of each of Buyer, the Company, Stockholder and Parent have determined that the transactions contemplated by this Agreement are in the best interests of their respective stockholders, and have approved and declared advisable this Agreement and the transactions contemplated hereby.
     C. Buyer, the Company and Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Purchase and to prescribe various conditions to the Purchase.
     Now, Therefore, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.
     “Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
     “affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.
     “Affiliated Group” means each consolidated, combined or affiliated group of companies of which the Company and/or any of its Subsidiaries is, or was at any time, part.
     “Applicable Law” means, collectively, all United States federal, state, local or municipal laws, foreign laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions,

awards, requests, judgments and decrees of any Governmental Authority applicable to the assets, properties and business (and any regulations promulgated thereunder) of the applicable company or entity.
     “Buyer Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of Buyer by an officer or officers of Buyer at the Closing pursuant to Article X and each agreement or document (other than this Agreement) that Buyer is to enter into as a party thereto pursuant to this Agreement.
     “Carriage Agreements” means those agreements set forth on Section 4.10(a)(ii) of the Disclosure Schedule.
     “Cash” means cash and cash equivalents determined in accordance with GAAP.
     “Closing” means the closing of the transactions contemplated by this Agreement.
     “Closing Date” means the date on which the Closing shall occur, as specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article X, or at such other time and date as the parties hereto agree in writing.
     “Closing Date Balance Sheet” means the unaudited combined balance sheet of the Network Business, as of the Closing Date and immediately prior to the Effective Time that has been prepared in a manner consistent with the Balance Sheet except for the Closing Date Balance Sheet Exceptions.
     “Closing Date Balance Sheet Exceptions” means the following: (A) no depreciation expense has been recognized during the period between the Balance Sheet Date and the Closing Date Balance Sheet for any Network Business, (B) no amortization expense has been recognized during the period between the Balance Sheet Date and the Closing Date Balance Sheet for any Network Business, and (C) during the period between the Balance Sheet Date and the Closing Date Balance Sheet, assets related to the business of syndicating TV listings and video search functionality to third parties will have been transferred out of TVGuide.com.
     “Company” means TV Guide Entertainment Group, Inc., a Delaware corporation.
     “Company Ancillary Agreements” means, collectively, each certificate to be delivered on behalf of the Company by an officer or officers of the Company at the Closing pursuant to Article X and each agreement or document (other than this Agreement) that the Company is to enter into as a party pursuant to this Agreement.
     “Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).
     “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     “Credit Agreement” means that certain Credit Agreement dated as of May 2, 2008 among Parent, Macrovision Corporation, the Guarantors Party thereto, the Lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent.
     “Disclosure Schedule” means the disclosure schedule dated as of the Agreement Date and delivered by the Company to Buyer on the Agreement Date listing any disclosures to be made pursuant to the representations and warranties of the Company herein (each of which disclosures, in order to be effective, shall clearly indicate the section and, if applicable, the subsection of Article IV to which it relates (unless and only to the extent the relevance to other representations and warranties is clearly apparent from the actual text of the disclosures without reference to further documentation), and each of which disclosures shall also be deemed to be a representation and warranty made by the Company under Article IV hereof).
     “Effective Time” means the time of the consummation of the Purchase or such later time as may be mutually agreed by Buyer, Parent and the Company.
     “Encumbrance” means, with respect to any tangible or intangible asset, any mortgage, deed of trust, encumbrance, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), including with respect to any security, any adverse claim or third party right or interest, right of first refusal, preemptive right or restriction of any nature, or other right of third parties, whether voluntarily incurred or arising by operation of law, and including, without limitation, any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreement in the nature thereof. For purposes of clarification only, an inability to sell a security without registering such security for sale under the Securities Act or other federal or state securities laws shall not represent an Encumbrance.
     “Escrow Agreement” means that certain Escrow Agreement, in a customary and mutually agreed upon form, by and among Buyer, Seller and Wells Fargo Bank, N.A., as escrow agent.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Date” means 11:59 p.m. California time on the date that is the fifteenth (15th) month anniversary of the Closing Date.
     “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
     “GAAP Exceptions” means the following: (A) no accounting for income taxes; (B) no accounting for Parent’s Employee Stock Purchase Plan; and (C) not all purchase accounting entries related to Parent’s purchase of Seller have been pushed down to the Network Business.

     “Governmental Authority” means any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.
     “Immediate Family” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
     “Indebtedness” means, without duplication, (A) obligations for borrowed money or obligations evidenced by notes, bonds, debentures or similar instruments (including all outstanding principal, prepayment premiums, if any, change of control premiums, and accrued interest, fees and expenses related thereto) other than intercompany borrowings from an affiliate, (B) obligations in respect of capitalized leases (including the obligation in respect to the capitalized satellite transponder lease) or to pay the deferred purchase price of property or services, (C) obligations to perform services in respect of which payment has been received (except deferred revenue), (D) obligations in respect of letters of credit, acceptances or similar obligations, (E) obligations in respect of interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts, (F) bank overdrafts (for the avoidance of doubt, any cash clearing account is not considered a bank overdraft or Indebtedness) and (G) any guarantee of the obligations of another Person with respect to any of the foregoing.
     “Indemnity Escrow Fund” means the amount escrowed pursuant to Section 12.6 hereof and maintained in accordance with the Escrow Agreement.
     “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including without limitation: (A) trade names, trademarks and service marks (registered and unregistered), domain names, logos, trade dress and similar rights, including all common law rights and all combinations thereof and all goodwill associated with the foregoing, and all registrations and applications to register any of the foregoing (collectively, “Marks”); (B) patents and patent applications (including all reissues, divisions, continuation, continuation-in-part, extensions and reexaminations), and rights in respect of utility models or industrial designs (collectively, “Patents”); (C) copyrights, whether registered or unregistered, statutory or common law (including copyrights in software programs) and copyrightable works and registrations and applications therefor in all nations throughout the world, including but not limited to all derivative works, moral rights, renewals, extensions, reversions or restorations of copyrights, now or hereafter provided by law (collectively, “Copyrights”); and (D) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, computer software, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).
     “knowledge” means, with respect to any party to this Agreement, the actual knowledge (after due inquiry) of a particular fact, circumstance, event or other matter in question of the Chief Executive Officer, Chief Financial Officer and General Counsel (as applicable) of such party.

     “Material Adverse Effect” when used with respect to an entity (which shall for this purpose mean the Network Business) means any change, event, circumstance, condition or effect that materially impairs the ability of such entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect with respect to an entity: (A) any effect resulting directly from the entity taking an action expressly required to be taken by it pursuant to the terms and conditions of this Agreement, (B) with respect to the Company, any effect resulting from a change in the industry in which the Company operates or in the worldwide economy generally which does not effect the Company in a disproportionate manner relative to other participants in the industry, (C) any adverse effect resulting from any change in Applicable Law or in accounting requirements or principles required under GAAP, (D) any failure to meet internal revenue or earnings projections (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been, a Material Adverse Effect), (E) any effect resulting from any acts of terrorism, war or natural disaster, or (F) any effect resulting from or relating to the announcement, negotiation, execution or performance of this Agreement or the transactions contemplated hereby.
     “Network Business” means the business of each of (A) TV Guide Network, (B) TV Guide Network Broadband, (C) TV Guide Network Mobile, (D) TVGuide.com; and (E) TV Guide Network Video on Demand; provided, that (i) when this term is used in connection with the Financial Statements, “Network Business” shall not include either TV Guide Network Mobile or TVGuide.com, and (ii) when this term is used in connection with the Interim Financial Statements “Network Business” shall not include TVGuide.com. For the avoidance of doubt, TV Guide Network Mobile was first included in the Network Business on May 2, 2008.
     “Net Working Capital” means (A) the Network Business’ combined total current assets, excluding (i) cash, (ii) any intercompany payables or receivables and (iii) deferred tax assets as of the Closing Date, less (B) the Network Business’ combined total current liabilities, excluding (i) any cash clearing accounts, (ii) any intercompany payables or receivables and (iii) deferred Tax liabilities as of the Closing Date; each of (A) and (B) as calculated in accordance with GAAP, subject to the GAAP Exceptions. For the avoidance of doubt, in calculating Net Working Capital, the term Network Business shall include each of (A) TV Guide Network, (B) TV Guide Network Broadband, (C) TV Guide Network Mobile, (D) TVGuide.com; and (E) TV Guide Network Video on Demand.
     “Net Working Capital Decrease” means the amount by which the Net Working Capital is less than $6,000,000.
     “Net Working Capital Increase” means the amount by which the Net Working Capital is greater than $6,000,000.

     “Permitted Encumbrances” means (A) statutory Encumbrances for taxes that are not yet due and payable; (B) statutory Encumbrances to secure obligations to landlords, lessors or renters under leases or rental agreements (including, without limitation, the Encumbrances related to the satellite transponder lease); (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or other social security or similar programs mandated by Applicable Law; (D) statutory Encumbrances in favor of carriers, repairers, servicers, bailees, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances; or (E) any minor imperfection of title or similar Encumbrances, charges or encumbrances which individually or in the aggregate with other such Encumbrances, charges and encumbrances does not impair the value of the property subject to such Encumbrance, charge or encumbrance or the use of such property by the Company or its Subsidiaries. Prior to the Closing, “Permitted Encumbrances” shall also mean any security interest in the Equity Interests and the assets of the Company and its Subsidiaries securing the guarantees by Stockholder, the Company and the Company’s Subsidiaries of the obligations under the Credit Agreement.
     “Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.
     “Related Party” with respect to any specified Person means: (A) any affiliate of such specified Person, or any director, executive officer, general partner or managing member of such affiliate; (B) any Person who serves or within the past five years has served as a director, executive officer, partner, member or in a similar capacity of such specified Person; (C) any Immediate Family member of a Person described in clause (B); or (D) any other Person who holds, individually or together with any affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.
     “Representatives” means officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives.
     “Restructuring” means the restructuring of the various Subsidiaries of Parent prior to the Closing Date, in accordance with the plan set forth at Exhibit G.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller Parties” means Seller, Stockholder, the Company and Parent.
     “Subsidiary” means, with respect to any other party, any corporation or other entity, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (B) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
     “Tax” (and, with correlative meaning, “Taxes”) means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty and import and export taxes, provincial health insurance plan premiums, employer health tax, United States or other government pension plan contributions, employment insurance premiums, workman’s compensation and other payroll taxes, deductions at source, non-resident withholding, social service provincial sales and goods and services taxes, including estimated taxes, countervail and anti-dumping fees and taxes, all licenses and registration fees, escheat, any related penalties, or other tax, governmental fee or other like assessment, reassessment or charge, duties, impositions and liabilities of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clause (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.
     “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
     “Total Consideration” means (A) $255,000,000 minus (B) any Indebtedness of the Company or its Subsidiaries outstanding as of the Closing plus (C) any Cash of the Company and its Subsidiaries as of the Closing, plus (D) the Net Working Capital Increase, if any, estimated in accordance with Section 3.4(a), minus (E) the Net Working Capital Decrease, if any, estimated in accordance with Section 3.4(a).
     “TVGuide.com” means the public web business currently located at www.tvguide.com, www.jumptheshark.com, www.tvshowsondvd.com, www.fansofrealitytv.com, www.m.tvguide.com and www.tv-now.com and which as of the Agreement Date contains TV listings with entertainment and TV-related content and products; provided, however, that TVGuide.com shall not include the business of syndicating TV listings, IPGs or video search functionality to third parties. For purposes of this definition, “syndicating” shall mean (a) any relationship whereby data, IPGs or video search functionality is delivered by (or at the request of) Licensee’s web sites to or on behalf of a third party web site, application or service for display to others, regardless of whether or not by web affiliate, in-line linking, RSS, redirects, framing or co-branding relationships, or other relationships in which content is served into a third party’s web page, service, product or application; or (b) serving an IPG into, or using an IPG to control, a television, set top box, recorder, wireless device or other consumer electronics device for the express purpose of tuning, or otherwise controlling, that television, set top box, recorder, wireless device or other consumer electronics device. For the avoidance of doubt, “syndicating” shall not include the distribution of any isolated per program references or other isolated pieces of information, or links to video content (with or without sound) which appear within an article. For the further avoidance of doubt, TVGuide.com shall not include the listing grid technology, IPGs, listings containers or online video guide search technology, all of which are licensed to Buyer in the Licensed Asset agreement. TVGuide.com shall also not include listings applications such as the iGoogle gadget.
     “TV Guide Network” means the linear broadcast cable television network that provides entertainment and television guidance related programming to multi-channel video system operators, which is currently known as TV Guide Network.
     “TV Guide Network Broadband” means an advertiser supported, video-on-demand service featuring short-form and originally-produced and edited entertainment programs which is distributed on major video portals.
     “TV Guide Network Mobile” means the business of repurposing TV Guide Network television programming for mobile devices, which is currently solely comprised of the Verizon V CAST deal in 2008.
     “TV Guide Network Video on Demand” means an advertiser supported, video-on-demand television programming services featuring short-form, originally-produced entertainment programs.”
Index of Other Defined Terms

Defined Terms	Section Reference
ADSP	13.2(b)
Agreement	Preamble
Agreement Date	Preamble
Allocation	13.2(b)
Antitrust Laws	9.5(b)
Assets	4.17
Balance Sheet	4.7
Balance Sheet Date	4.7
Balance Sheet Dispute Notice	3.4(c)
Bankruptcy and Equity Exception	4.4(a)
Business Transaction	7.3
Buyer	Preamble
Buyer Indemnitee	12.2
Claim Notice	12.4(a)
Code	3.6(a)
Company Benefit Plans	4.14(c)
Company Employees	8.2(b)
Company Foreign Plans	4.14(c)
Company Group Employees	7.4(c)
Company Intellectual Property	4.11(a)
Company Registered Copyrights	4.11(b)

Defined Terms	Section Reference
Company Registered IP	4.11(b)
Company Registered Marks	4.11(b)
Company Specified Approvals	4.4(b)
Confidentiality Agreement	7.1
Confirmation Certificate	3.4(c)
Copyrights	Article I — definition of “Intellectual Property”
Core Representations	12.1
DOJ	9.5(a)
Employees	4.14(a)
End Date	11.2(b)
environment	4.15(c)
Environmental Law	4.15(c)
Equity Interests	Recitals
ERISA	4.14(c)
ERISA Affiliate	4.14(d)
Financial Statements	4.7
FTC	9.5(a)
HSR	4.4(b)
Indemnifiable Claim	12.4(a)
Indemnified Party	8.1(b)
Indemnitee	12.4(a)
Indemnitor	12.4(a)
Independent Accountant	3.4(e)
Independent Contractors	4.14(b)
Interim Financial Statements	4.7
IRS	13.2(b)
Licensed Assets Agreement	3.1(e)
Losses	12.2
Marks	Article I — definition of “Intellectual Property”
Material Contract	4.10(a)
Materials of Environmental Concern	4.15(c)
Network Data License	10.2(i)
Network Patent License	10.2(g)
New Plans	8.2(c)
Nonsolicitation Period	8.3
Online Data License	10.2(i)
Online Patent License	10.2(g)
Parent	Preamble
Patents	Article I — definition of “Intellectual Property”
Permits	4.12(b)
Post-Closing Balance Sheet	3.4(b)
Purchase	Recitals
release	4.15(c)
Retained Employee(s)	8.2(a)
Section 338(h)(10) Election	13.2(a)
Seller	Preamble

Defined Terms	Section Reference
Start Date	8.2(a)
Stockholder	Preamble
Stockholder Indemnitee	12.3
Tax Proceeding	13.9
Threshold Amount	12.5(a)
Trade Secrets	Article I — definition of “Intellectual Property”
Trademark Assignment Agreements	3.1(c)
Trademark License Agreement	3.1(d)
Transfer Taxes	13.1
Transition Services Agreement	10.2(f)
TVGuide.com Financial Statements	4.7
ARTICLE II
THE RESTRUCTURING
     2.1 Restructuring. Prior to the Closing, each of the Company and its Subsidiaries shall effect the Restructuring.
ARTICLE III
THE EQUITY PURCHASE
     3.1 Agreement to Sell and Purchase. At the Closing,
          (a) Stockholder shall sell, transfer and deliver to Buyer, and Buyer shall purchase and accept from Stockholder, free and clear of any Encumbrance and with the benefits of all rights whatsoever attaching or accruing to such Equity Interests on or after the Closing Date, the Equity Interests held by Stockholder;
          (b) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller all of the Seller’s right, title and interest (including all liabilities, costs, expenses and obligations arising subsequent to the Closing) in the real property and other leases identified on Section 3.1(b) of the Disclosure Schedule;
          (c) Seller and Gemstar Development Corporation shall assign to Buyer all of such entities’ right, title and interest in and to the Marks listed in Section 3.1(c) of the Disclosure Schedule pursuant to the trademark assignment and assumption agreements substantially in the form attached hereto as Exhibit D-1 and Exhibit D-2 (together, the “Trademark Assignment Agreements”); and
          (d) Buyer shall grant to Seller a trademark license to use the Marks listed in Section 3.1(d) of the Disclosure Schedule pursuant to a trademark license agreement substantially in the form attached hereto as Exhibit E (the “Trademark License Agreement”).
          (e) Seller or its affiliates shall grant to Buyer a license to use the Licensed Assets (as such term is defined in the Licensed Assets Agreement in the form attached hereto as Exhibit F (the “Licensed Assets Agreement”)).

     3.2 The Closing. Unless otherwise mutually agreed in writing by the Company and Buyer, the Closing shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, CA 94304, at 9:00 a.m. (California time) on the business day following the day on which the last to be satisfied or waived of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.
     3.3 Payment of Total Consideration at the Closing. At the Closing, Buyer shall cause the Total Consideration (less the amount delivered to the Indemnity Escrow Fund pursuant to Section 12.6) to be delivered to Stockholder by wire transfer of immediately available funds to such accounts as such Stockholder specifies in written instructions to Buyer prior to the Closing.
     3.4 Post-Closing Adjustments.
          (a) Not less than five (5) business days prior to the scheduled Closing Date, the Company shall deliver to Buyer an estimated Closing Date Balance Sheet. The Closing Date Balance Sheet shall present fairly, on a good faith basis, the estimated financial position of the Network Business as of the Closing Date, subject to the GAAP Exceptions and the Closing Date Balance Sheet Exceptions. Such Closing Date Balance Sheet shall serve as the basis for the estimate of the Net Working Capital as of Closing for purposes of calculating the Total Consideration on the Closing Date.
          (b) Within ninety (90) days of the Closing Date, Buyer shall cause to be prepared and delivered to Stockholder an updated unaudited combined balance sheet of the Network Business as of the Closing Date (the “Post-Closing Balance Sheet”) prepared in a manner consistent with the Balance Sheet, subject to the Closing Date Balance Sheet Exceptions, together with Buyer’s calculation of the Net Working Capital as of the Closing Date.
          (c) Stockholder shall have thirty (30) days following the date of delivery by Buyer to Stockholder of the Post-Closing Balance Sheet to provide Buyer with a written certificate confirming that the Net Working Capital as set forth in the Post-Closing Balance Sheet is correct (the “Confirmation Certificate”) or notifying Buyer in writing of any good faith reasonable objections to the calculation of the Net Working Capital as set forth on the Post-Closing Balance Sheet (a “Balance Sheet Dispute Notice”), setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by Stockholder pursuant to this Section 3.4(c), then the Net Working Capital calculated by Buyer in connection with the preparation of the Post-Closing Balance Sheet shall be deemed to be final and binding on the parties to this Agreement. During the 30-day period immediately following Stockholder’s receipt of the Post-Closing Balance Sheet, Stockholder shall be permitted to review Buyer’s working papers related to the preparation of the Post-Closing Balance Sheet and determination of the Net Working Capital.
          (d) If Stockholder shall object to the Post-Closing Balance Sheet or Buyer’s calculation of the Net Working Capital as reflected in the Balance Sheet Dispute Notice, a representative of Buyer, on the one hand, and Stockholder, on the other, shall attempt in good faith to resolve any such objections within ten (10) business days of the receipt by Buyer of the Balance Sheet Dispute Notice.
          (e) If Stockholder and Buyer shall be unable to resolve any such dispute within the ten (10) business day period, Stockholder and Buyer (either together or separately) shall be entitled to submit the dispute to a mutually agreed upon independent accounting firm (the “Independent Accountant”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Independent Accountant shall make a final determination of the Net Working Capital to the extent such amount is in dispute, in accordance with the guidelines and procedures set forth in this Agreement. Each of Stockholder, on the one hand, and Buyer, on the other hand, shall, and shall cause their respective Representatives to provide full cooperation to the Independent Accountant. The Independent Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) limit its review to such items and calculations as were addressed in the Balance Sheet Dispute Notice that have not been resolved by the parties and any factual or mathematical errors contained in the information provided to or by Buyer and (iii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In resolving any matters in dispute, the Independent Accountant may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Stockholder, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Stockholder, on the other hand. The Independent Accountant’s determination will be based solely on presentations by Buyer and Stockholder which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The Post-Closing Balance Sheet and the determination of the Net Working Capital shall become final and binding on the parties on the date the Independent Accountant delivers its final resolution in writing to the parties. The fees and expenses of the Independent Accountant shall be paid by the party determined by the Independent Accountant to be the non-prevailing party in connection with the dispute; provided, however, that if the Independent Accountant shall determine in its reasonable discretion that neither party shall be the non-prevailing party, then such fees and expenses shall be borne 50% by Stockholder and 50% by Buyer.
          (f) If Stockholder does not deliver a Balance Sheet Dispute Notice in accordance with Section 3.4(c) above (i.e., within the 30-day period specified therein), the Post-Closing Balance Sheet (together with Buyer’s calculation of the Net Working Capital set forth on the Post-Closing Balance Sheet) shall be deemed to have been accepted by all of the parties to this Agreement. In the event that Stockholder delivers a Balance Sheet Dispute Notice in accordance with the provisions above and Stockholder and Buyer are able to resolve such dispute by mutual agreement, the Post-Closing Balance Sheet, together with the calculation of the Net Working Capital, to the extent modified by the mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement. In the event that Stockholder delivers a Balance Sheet Dispute Notice in accordance with the provisions set forth above and Stockholder and Buyer are unable to resolve such dispute by mutual agreement, the determination of the Independent Accountant shall be final and binding on the parties, and the Post-Closing Balance Sheet, together with the calculation of the Net Working Capital, to the extent modified by the Independent Accountant, shall be deemed to have been accepted by all of the parties to this Agreement.

          (g) In the event that it is determined that the Net Working Capital shall have been overstated in the calculation of the Total Consideration for purposes of the Closing, Stockholder shall deliver to Buyer such overstated amount by wire transfer of immediately available funds to such accounts as Buyer specifies in written instructions to Stockholder within three (3) business days following the final determination of such amounts pursuant to this Section 3.4.
          (h) In the event that it is determined that the Net Working Capital shall have been understated in the calculation of the Total Consideration for purposes of the Closing, Buyer shall deliver to Stockholder such understated amount by wire transfer of immediately available funds to such accounts as Stockholder specifies in written instructions to Buyer within three (3) business days following the final determination of such amounts pursuant to this Section 3.4.
     3.5 Further Assurances. If, at any time before or after the Closing, any of the parties hereto reasonably believes or is advised by their attorneys that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the transactions contemplated hereby or to carry out the purposes and intent of this Agreement at or after the Closing, then Stockholder, the Company, Buyer and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the transactions contemplated hereby and to carry out the purposes and intent of this Agreement.
     3.6 Tax Withholding.
          (a) Buyer or any agent of Buyer shall be entitled to deduct and withhold from the Total Consideration or other payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
          (b) Stockholder agrees to furnish Buyer with a non-foreign certification (in form and substance reasonably satisfactory to Buyer) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Subject to the disclosures set forth in the Disclosure Schedule, the Company represents and warrants to Buyer that the statements contained in this Article IV are true and correct, on and as of the Agreement Date (except to the extent expressly made as of an earlier date, in which case such statements are true and correct as of such date), except for those representations and warranties that may be directly or indirectly affected by the consummation of the Restructuring, in which case such statements are true and correct on and as of the effective date of the Restructuring and would be true as of the Agreement Date if the Restructuring were effected immediately prior to the Agreement Date, as applicable:

     4.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, operate and lease its properties and to carry on the Network Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not in violation of its organizational documents as amended to date.
     4.2 Subsidiaries. Each Subsidiary of the Company is identified on Section 4.2 of the Disclosure Schedule, together with a listing of the jurisdiction in which each such Subsidiary is organized. Each such Subsidiary is an entity duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized. Each such Subsidiary has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where failure to be so qualified or licensed could not reasonably be expected to result in a Material Adverse Effect on such Subsidiary. No Subsidiary is in violation of its organizational documents as amended to date.
     4.3 Capitalization of the Company.
          (a) Company Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 100 shares are issued and outstanding, all of which outstanding shares are held by Stockholder. The Equity Interests have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, have been offered, issued, sold and delivered by the Company in compliance with all requirements of Applicable Law and all requirements set forth in applicable Contracts and the Company has received all consideration due to it in connection with the sale and issuance of such Equity Interests.
          (b) No Other Rights. There are no appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interests of the Company or any securities or debt convertible into or exchangeable for interests of the Company or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the Equity Interests.
          (c) Subsidiary Capitalization. Section 4.3(c) of the Disclosure Schedule sets forth a list of the number and type of equity securities held by the Company in each of the Subsidiaries identified in Section 4.2 of the Disclosure Schedule, the percentage of all outstanding equity interests for such Subsidiary represented by the securities held by the Company and a summary of all outstanding options or similar arrangements to acquire equity securities of such Subsidiaries. The Company owns 100% of the outstanding equity interests of each of the Subsidiaries. There are no appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or Contracts outstanding to purchase or otherwise acquire any interest of any Subsidiary or any securities or debt convertible into or exchangeable for interest of any Subsidiary or obligating any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or Contract. There are no voting agreements, rights of first refusal, preemptive rights, co-sale rights or other restrictions applicable to the equity interests of any such Subsidiary.
     4.4 Corporate Authority Relative to This Agreement; No Violation.
          (a) The Company has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement to which it is a party. The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements, have been duly and validly approved and authorized by the Company and constitutes, or when executed and delivered will constitute, the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).
          (b) The execution, delivery and performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation of the transactions contemplated under this Agreement to which it is a party by the Company does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority other than (i) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and (ii) the other consents and/or notices set forth on Section 4.4(b) of the Disclosure Schedule (collectively, clauses (i) and (ii), the “Company Specified Approvals”).
          (c) Assuming receipt of or compliance with the Company Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) contravene or conflict with or constitute a violation in any material way of any provision of any Applicable Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any Material Contract or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company or any of its Subsidiaries.
     4.5 Litigation. Except as otherwise disclosed on Section 4.5 of the Disclosure Schedule (which disclosed items shall be the sole responsibility of Seller), there is no Action

(except for any Actions commenced by Persons other than Governmental Authorities that could not reasonably be expected to result in a liability or loss to the Company or its Subsidiaries of more than $300,000 individually) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any material property or asset of the Company or any of its Subsidiaries, or any of the officers or directors of the Company or any of its Subsidiaries in regards to their actions as such, nor is there, to the knowledge of the Company, any basis for any such Action. There is no (a) outstanding judgment, order, decree, award, stipulation or injunction of any Governmental Authority against the Company or any of its Subsidiaries which seeks to or is reasonably likely to have the effect of preventing the Company or any of its Subsidiaries from consummating the Purchase, or (b) any Action which, if resolved adversely to the Company or any of its Subsidiaries would be reasonably likely to impair the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated under this Agreement.
     4.6 Taxes. The Company and each of its Subsidiaries and each Affiliated Group (i) have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries and each Affiliated Group have paid all Taxes shown as due on such Tax Returns; (iii) the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connections with amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms 1042, W-2 and 1099 required with respect thereto have been properly completed and timely filed; (iv) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or such Subsidiaries) pursuant to any Tax allocation or sharing agreement, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise; (v) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company, any of its Subsidiaries, or any of the Company’s or such Subsidiaries’ assets, and neither the Company nor any of its Subsidiaries has given any currently effective waiver or extension of any statute of limitations in respect of Taxes nor are there any currently effective waivers of or extension of any statutes of limitations of Taxes in respect of any of the Company’s or such Subsidiaries’ assets; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) none of the Company or its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the Agreement Date that was purported or intended to be governed by Section 355 of the Code; (viii) the unpaid Taxes of the Company and each of its Subsidiaries do not exceed the reserves for Tax liability shown on the Balance Sheet, or similar reserves for Tax liability shown on the consolidated financial statements of Parent to the extent such reserves apply to Company’s or its Subsidiaries’ Tax Returns not yet filed; (ix) each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns filed for its 2005 taxable year and thereafter all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of IRC section 6662; (x) there are no Encumbrances for Taxes except Permitted Encumbrances for which reserves have been established on the Balance Sheet, and (xi) Stockholder and the Company are, and at the time of the Closing will be, members of Parent’s federal consolidated Tax group and included in Parent’s federal consolidated income tax return.
     4.7 Financial Statements. Copies of (i) the audited combined balance sheet of the Network Business as of December 31, 2007 and 2006, and the related audited combined statements of income, parents’ net investment and cash flows of the Network Business for each of the three years in the period ended December 31, 2007, together with all related notes and schedules thereto, accompanied by the report thereon of the Network Business’ independent auditors (collectively referred to as the “Financial Statements”), (ii) the unaudited combined balance sheet of the Network Business as of September 30, 2008, and the related unaudited combined statement of income of the Network Business (collectively referred to as the “Interim Financial Statements”), (iii) the unaudited combined balance sheet of TVGuide.com as of September 30, 2008, June 30, 2008, March 31, 2008, December 31, 2007 and December 31, 2006 and the related unaudited combined statement of income of TVGuide.com (collectively referred to as the “TVGuide.com Financial Statements”), and (iv) a schedule combining the unaudited combined balance sheet of the Network Business and the unaudited combined balance sheet of TVGuide.com as of September 30, 2008 (the “Balance Sheet,” and such date the “Balance Sheet Date”) are attached as Section 4.7 of the Disclosure Schedule. The Financial Statements (a) have been prepared based on the books and records of the Network Business (except as may be indicated in the notes thereto), (b) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (c) fairly presents, in all material respects, the combined financial position, results of operations and cash flows of the Network Business as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Interim Financial Statements (i) have been prepared based on the books and records of the Network Business; (ii) have been prepared in a manner consistent with prior quarter-end unaudited combined balance sheets and statements of income, which is in accordance with GAAP, subject to the GAAP Exceptions; and (iii) fairly presents, in all material respects, the combined financial position and results of operations of the Network Business as of the respective date thereof and for the respective period indicated therein, subject to the GAAP Exceptions; and (iv) subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The TVGuide.com Financial Statements (a) have been prepared based on the books and records of TVGuide.com except as may be indicated in the notes thereto; (b) have been prepared in a manner consistent with prior quarter-end unaudited combined balance sheets and statements of income, which is in accordance with GAAP, subject to the GAAP Exceptions, except as may be indicated in the notes thereto; (c) fairly presents, in all material respects, the combined financial position and results of operations of TVGuide.com as of the respective date thereof and for the respective period indicated therein, except as otherwise noted therein; and (d) subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material. The Balance Sheet (a) has been prepared based on the balance sheet contained in the Interim Financial Statements and the balance sheet as of September 30, 2008, contained in the TVGuide.com Financial Statements, except as may be indicated in the notes thereto; and (b) fairly presents, in all material respects, the combined financial position of the Network Business as of the Balance Sheet Date, except as otherwise noted therein.

     4.8 Absence of Liabilities. Except (a) to the extent reflected or reserved against in the Balance Sheet, (b) for liabilities or obligations permitted by this Agreement, or (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, the Network Business does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP, subject to the GAAP Exceptions, to be reflected on a combined balance sheet of the Network Business. For the avoidance of doubt, for purposes of this Section 4.8, the Network Business includes TVGuide.com.
     4.9 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as otherwise contemplated, required or permitted by this Agreement, including, without limitation, the Restructuring, (i) the Network Business has been conducted, in all material respects, in the ordinary course of business consistent with past practices and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the Agreement Date without the prior consent of Buyer, would constitute a breach of any of the covenants set forth in Section 7.2 of this Agreement. As of the Agreement Date (and, for the avoidance of doubt, solely as of such date for all purposes of this Agreement): Between September 30, 2008 and the Agreement Date, there has not been any event or effect that has had a Material Adverse Effect on the Network Business.
     4.10 Contracts.
          (a) For purposes of this Agreement, “Material Contract” shall mean (i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act, and the Exchange Act) with respect to Parent that is solely applicable to the Network Business; (ii) the Carriage Agreements; (iii) any Contract, except for insertion orders or carriage agreements, pursuant to which the Company or any of its Subsidiaries received more than $500,000 over the past 12 months; (iv) any Contract which obligates, or in the Company’s reasonable discretion is reasonably likely to obligate, the Company or any of its Subsidiaries to pay more than $500,000 over any future 12 month period in the next five years; (v) any indemnification, employment, “change of control,” retention, severance, consulting or other Contract with any executive officer of the Network Business other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without liability or financial obligation to the Company or any such Subsidiary; and (vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or promissory notes relating to the borrowing of money, extension of credit or other indebtedness for borrowed money by the Network Business.
          (b) Section 4.10(b) of the Disclosure Schedule sets forth a list of all the Material Contracts as of the Agreement Date.
          (c) (i) neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Material Contract; (ii) to the knowledge of the Company, no other party to any Material Contract is in material breach of or material default under the terms of any Material Contract; and (iii) each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and except for the Bankruptcy and Equity Exception, is in full force and effect.
     4.11 Intellectual Property.
          (a) The Intellectual Property that is used in or necessary for, and (in either event) is material to the operation of the Network Business as currently conducted (collectively, the “Company Intellectual Property”); (i) is owned by the Company or a Subsidiary of the Company, (ii) the Company or one of its Subsidiaries holds a license to or otherwise possesses legally enforceable rights to use all such Company Intellectual Property, or (iii) to the extent held by an affiliate, will be licensed to the Company or a Subsidiary of the Company prior to the Closing. All such Company Intellectual Property is free and clear of any Encumbrances (excluding any rights granted under any license or distribution agreements entered into in the ordinary course of business consistent with past practice). None of the Company Intellectual Property owned by the Company or its Subsidiaries is, and to the knowledge of the Company, no other Company Intellectual Property is subject to any outstanding order, judgment or stipulation restricting the use thereof by the Company or any of its Subsidiaries. The Company Intellectual Property is sufficient for the conduct of the Network Business as currently conducted.
          (b) Section 4.11(b)(i) of the Disclosure Schedule sets forth an accurate and complete list of all registered Marks and applications for registration of Marks used in the Network Business and owned by the Company or one of its affiliates (collectively, the “Company Registered Marks”), and Section 4.11(b)(ii) of the Disclosure Schedule sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights used in the Network Business and owned by the Company or one of its affiliates (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks, the “Company Registered IP”). The Company and its Subsidiaries own no Patents that are used in the Network Business. As to all Company Registered IP, the Company or one of its Subsidiaries is the owner of the right, title and interest in such Company Registered IP as is necessary for the operation of the Network Business as currently conducted. No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. To the knowledge of the Company, (i) the Company Registered IP other than pending applications, as to which the Company makes no representation) is valid and subsisting, (ii) there are no pending or threatened claims challenging the validity or enforceability of any of the Company Registered IP, and (iii) all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been paid.
          (c) As of the Agreement Date, there are no pending claims or, to the knowledge of the Company, claims threatened in writing in the last two years by any Person alleging that the Company or any of its Subsidiaries infringes the Intellectual Property of such Person. To the knowledge of the Company, neither the conduct of the Network Business nor any of the products or services distributed, sold or offered as part of the Network Business by the Company or any of its Subsidiaries, nor any technology or materials used in connection therewith, infringes upon, misappropriates or violates any Intellectual Property of any Person, or constitutes unfair competition or unfair trade practices under the laws of any jurisdiction (except for such infringements that are not, individually or in the aggregate, expected to have a Material Adverse Effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries use the Intellectual Property not owned by them only pursuant to valid and effective license agreements.
          (d) Except as set forth on Section 4.11(d) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not, result in (i) the breach of (or with the passage of time, result in the breach of), any agreement related to Company Intellectual Property to which the Company or a Subsidiary of the Company is a party or by which it is bound, (ii) the creation in any Person of the right to terminate or modify, or result in the payment to any Person of any additional fees or other consideration under, or result in the suspension of or acceleration of any payment by or to any Person under any agreements related to Company Intellectual Property to which the Company or a Subsidiary of the Company is a party of by which it is bound; or (iii) the impairment of the right of the Company or its Subsidiaries, as applicable, to use, own, sell, or license any Company Intellectual Property owned by the Company or any of its Subsidiaries.
          (e) The Company has taken steps reasonable in the industries in which the Network Business operates to protect and preserve its rights in any Company Intellectual Property owned by the Company and its Subsidiaries (including executing confidentiality and intellectual property assignment agreements with executive officers, employees and contractors that have a material role in the development of the Company’s products, including software, and Intellectual Property of the Company and its Subsidiaries), including in any Trade Secrets of the Company and its Subsidiaries. To the knowledge of the Company, no prior or current employee or officer or any prior or current consultant or contractor of the Company or any of its Subsidiaries has asserted or has any claim or right of ownership in any Intellectual Property owned by the Company or its Subsidiaries (except for development agreements entered into with consultants and contractors in the ordinary course of business where the Company or any of its Subsidiaries was provided a license including terms sufficient to conduct the business of the Company or any of its Subsidiaries as needed by such consultants or contractors).
          (f) The Company and each of its Subsidiaries have complied with their respective privacy policies and is in compliance with all Applicable Laws governing the disclosure, collection, use, sharing and storage of personal information, including employee personal information.
          (g) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of such owned Intellectual Property, including software, except for any such Contract where such owned Intellectual Property is licensed on a non-exclusive basis in the ordinary course of business. To the knowledge of the Company, there is no infringement or other violation of any owned Intellectual Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the past three (3) years, neither the Company nor any Subsidiary has initiated any actions or asserted any claims for infringement or other violation of Intellectual Property owned (or exclusively licensed to) it.
     4.12 Compliance With Applicable Laws.
          (a) Each of the Company and its Subsidiaries is in compliance in all material respects with all Applicable Laws. None of the Company, any of its Subsidiaries or any of its or their executive officers has received during the past year, nor is there any basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Law.
          (b) Section 4.12(b) of the Disclosure Schedule sets forth a true and complete list of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate the Network Business in all material respects as currently conducted (the “Permits”). To the knowledge of the Company, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Company, threatened.
     4.13 Real Property. The Company has heretofore made available to Buyer true and complete copies of all deeds of trust, leases, subleases or licenses relating to all real property owned, leased, subleased or licensed by the Company or any of its Subsidiaries (other than storage facilities). The Company or a Subsidiary of the Company owns and has valid title to all of its owned real property and has valid leasehold interests in all of its leased properties, free and clear of all material Encumbrances (except for Permitted Encumbrances and all other title exceptions, changes, defects, easements, restrictions, encumbrances and other matters, whether or not of record, which do not materially affect the continued use of the applicable property for the purposes for which such property is currently being used by the Company or a Subsidiary of the Company as of the Agreement Date).
     4.14 Employees; Labor Matters.
          (a) Section 4.14(a) of the Disclosure Schedule contains a true and complete list, as of December 12, 2008, of all employees employed in the Network Business (the “Employees”), including, to the extent applicable, each Employee’s (i) name, (ii) title, wage, salary and target bonus, (iii) principal location of employment, and (iv) date of hire by the Company. Section 4.14(a) of the Disclosure Schedule also contains a true and complete list of all Employees who are as of such date on a short- or long-term disability leave or other leave of absence (but not including vacation). To the knowledge of the Company, no employee, consultant or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any nondisclosure, confidentiality, noncompetition, proprietary rights, employment, consulting or similar agreement, between such employee or director and any person or entity that materially adversely affects or will affect the performance of his or her duties as an employee, consultant or director of the Company or such Subsidiary (as applicable).

          (b) Section 4.14(b) of the Disclosure Schedule contains a true and complete list, as of December 12, 2008, of all consultants and other independent contractors who are providing material services to the Network Business (the “Independent Contractors”), including (i) each Independent Contractor’s name, (ii) the type of services being provided by each Independent Contractor, (iii) the principal location where services are provided by each Independent Contractor and (iv) date when each Independent Contractor was retained by the Company. Copies of all Contracts relating to Independent Contractors used in the Network Business have been provided to Buyer. To the knowledge of the Company, all individuals who are performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified by the Company or such Subsidiary as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions.
          (c) Section 4.14(c) of the Disclosure Schedule lists all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements, or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, deferred compensation, savings, supplemental retirement, vacation, stock purchase, stock option, severance, termination pay, employment, change of control or fringe benefit plan, program or agreement, employee loan programs, other equity compensation awards, profit-sharing arrangements, other paid-time-off programs, health, life, or disability benefit plans, retiree medical or life insurance plans, dependent care, insurance arrangements covering employees, consultants and directors, in each case that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise) (the “Company Benefit Plans”); provided, that Company Benefit Plans shall not include any Company Foreign Plans. For purposes of this Agreement, the “Company Foreign Plans” shall refer to each plan, program or Contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or Contract. All Company Benefit Plans and Company Foreign Plans are in writing. The Company has made available to Buyer the most recent copies of each Company Benefit Plan and each Company Foreign Plan, and amendments thereto, together with, to the extent applicable, (i) trust documents and the most recent summary plan description and any summaries of material modifications thereto, (ii) the two most recent annual reports (Form 5500 series) and all schedules thereto, (iii) the most recent financial statements and/or actuarial valuation reports, and (iv) the most recent Internal Revenue Service determination letter.
          (d) Except as set forth on Section 4.14(d) of the Disclosure Schedule, at no time has any Company or any ERISA Affiliate ever contributed to, incurred an obligation to contribute to or otherwise incurred any liability (contingent or otherwise) with respect to any multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that is subject to Title IV of ERISA. No liability (contingent or otherwise) under Title IV of ERISA has been incurred by the Company or any of its ERISA Affiliates that remains unsatisfied, and, to the Company’s knowledge, no such liability is reasonably expected to be incurred. Neither the

Company nor any ERISA Affiliate has any liability under any Company Benefit Plan that provides health or other welfare benefits with respect to current or former employees, consultants or directors beyond their termination of employment or service with the Company and its Subsidiaries, other than as required by COBRA and at the expense of the participant or the participant’s beneficiary. For purposes of this Agreement, “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.
          (e) (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, in each case, that would reasonably be expected to result in any material liability to the Company or any Subsidiary; (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries; and (iv) there is no material unfair labor practice, charge or complaint pending, or to the Company’s knowledge threatened, against the Company or any of its Subsidiaries and (v) the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. Neither the Company nor any of its Subsidiaries has engaged in any plant closing or employee layoff activities since January 1, 2008 that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.
     4.15 Environmental Matters.
          (a) The Company is in compliance with all material Environmental Laws (as defined below), which compliance includes the possession by the Company and its Subsidiaries of all material permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.
          (b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any material permits required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
          (c) As used in this Agreement, “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability

Act of 1980, as amended; “Environmental Law” shall mean any Applicable Law existing and in effect on the Agreement Date relating to pollution or protection of the environment, including any statute or regulation pertaining to the (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels, and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels and containers and other closed receptacles; and “Materials of Environmental Concern” shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.
     4.16 Transactions with Affiliates. There are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) affiliate or family member of any such officer, director or record or beneficial owner, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.
     4.17 Title to, Sufficiency and Condition of Assets. The Company and its Subsidiaries have good and valid title to or a valid leasehold interest in all of their assets used exclusively in the Network Business, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except (a) those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (b) those identified in Section 4.17 of the Disclosure Schedule (collectively, the “Assets”). Immediately following the Closing, the Company and its Subsidiaries will possess all assets, properties and rights currently used in the conduct or operation of the Network Business and to fulfill all of Buyer’s obligations under the Syndication Advertising Operation Term Sheet, taking into account the rights afforded Buyer pursuant to the license agreements contemplated hereunder, the Licensed Assets Agreement and the Transition Services Agreement. None of the Assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances. All tangible Assets owned or leased by the Company or any of its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.
     4.18 Accounts Receivable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Date Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing, as of the Closing Date, all accounts receivable will be current and collectible net of the respective reserves shown on the Balance

Sheet or to be shown on the Closing Date Balance Sheet (which reserves (a) are adequate and calculated consistent with past practice and (b) in the case of non-specific reserves on the Closing Balance Sheet, will not represent a greater percentage of applicable accounts receivable as of the Closing Date then non-specific reserves represented of applicable accounts receivable on the Balance Sheet). Subject to such reserves, each account receivable either has been or will be collected in full, without any set-off, within the ordinary course of business. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor other then those for which a reserve has been provided.
     4.19 [intentionally left blank]
     4.20 No Brokers. Except for UBS Securities LLC, the fees of which will be paid by Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, Stockholder, or the Company or any of its Subsidiaries.
     4.21 No Additional Representations. Neither the Company or any Person on behalf of the Company makes any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives, in each case except as expressly set forth in this Article IV (as modified by the Disclosure Schedule).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER, SELLER AND
PARENT
ARTICLE V(A) — REPRESENTATIONS AND WARRANTIES OF
STOCKHOLDER
     Stockholder represents and warrants to Buyer that the statements contained in Article V(A) are true and correct on and as of the Agreement Date and shall be true and correct at the Closing Date, except for those representations and warranties that may be directly or indirectly affected by the consummation of the Restructuring, in which case such statements are true and correct on and as of the effective date of the Restructuring and would be true as of the Agreement Date if the Restructuring were effected immediately prior to the Agreement Date, as applicable:
     5.1 Organization and Good Standing. Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.
     5.2 Corporate Authority Relative to This Agreement; No Violation.

          (a) Stockholder has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution, delivery and performance by Stockholder of this Agreement has been duly and validly approved and authorized by Stockholder and constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. Stockholder is a holding company with no assets (other than the stock of the Company) and no liabilities (other than as provided herein).
          (b) The execution, delivery and performance by Stockholder of this Agreement and the Company Ancillary Agreements and the consummation of the Purchase by Stockholder does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than compliance with the applicable requirements of HSR, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Purchase.
          (c) Assuming compliance with the applicable requirements of HSR, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Stockholder, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Stockholder, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Stockholder or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Stockholder, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect.
     5.3 Title to Equity Interests. Stockholder owns all of the issued and outstanding capital stock of the Company. Stockholder is the sole beneficial and record owner of such Equity Interests and holds good and valid title to such Equity Interests, free and clear of all Encumbrances (except for Permitted Encumbrances). Following the Closing, Buyer will have good and valid title to the Equity Interests, free and clear of all Encumbrances.
ARTICLE V(B) — REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer that the statements contained in Article V(B) are true and correct on and as of the Agreement Date and shall be true and correct at the Closing Date, except for those representations and warranties that may be directly or indirectly affected by the consummation of the Restructuring, in which case such statements are true and correct on and as of the effective date of the Restructuring and would be true as of the Agreement Date if the Restructuring were effected immediately prior to the Agreement Date, as applicable:

     5.4 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.
     5.5 Corporate Authority Relative to This Agreement; No Violation.
          (a) Seller has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution, delivery and performance by Seller of this Agreement has been duly and validly approved and authorized by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution, delivery and performance by Seller of this Agreement and the Company Ancillary Agreements and the consummation of the Purchase by Seller does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than compliance with the applicable requirements of HSR, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Purchase.
          (c) Assuming compliance with the applicable requirements of HSR, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Seller, or (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller, other than, in the case of clause (ii), any such contravention, conflict or violation that would not have a Material Adverse Effect.
ARTICLE V(C) — REPRESENTATIONS AND WARRANTIES OF PARENT
     Parent represents and warrants to Buyer that the statements contained in Article V(C) are true and correct on and as of the Agreement Date and shall be true and correct at the Closing Date, except for those representations and warranties that may be directly or indirectly affected by the consummation of the Restructuring, in which case such statements are true and correct on and as of the effective date of the Restructuring and would be true as of the Agreement Date if the Restructuring were effected immediately prior to the Agreement Date, as applicable:
     5.6 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted.
     5.7 Corporate Authority Relative to This Agreement; No Violation.
          (a) Parent has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement to which it is a party. The execution, delivery and performance by Parent of this Agreement has been duly and validly approved and authorized by Parent and constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution, delivery and performance by Parent of this Agreement and the Company Ancillary Agreements and the consummation of the Purchase by Parent does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than compliance with the applicable requirements of HSR, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Purchase.
          (c) Assuming compliance with the applicable requirements of HSR, the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Parent, other than, in the case of clause (ii), any such contravention, conflict or violation that would not have a Material Adverse Effect.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Company, Stockholder and Seller as follows:
     6.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Buyer is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate be material to Buyer’s ability to consummate the transactions contemplated by, or to perform its obligations under, this Agreement and the Buyer Ancillary Agreements.
     6.2 Corporate Authority Relative to this Agreement; No Violation.
          (a) Buyer has all requisite corporate power and corporate authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Purchase. The execution, delivery and performance by Buyer of this Agreement has been duly and validly approved and authorized by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
          (b) The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the Purchase by Buyer does not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than compliance with the applicable requirements of HSR, and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) have a Material Adverse Effect or (B) prevent or materially delay the consummation of the Purchase.
          (c) Assuming compliance with the applicable requirements of HSR, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Purchase and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease or agreement binding upon Buyer or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of Buyer, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Encumbrance that would not have a Material Adverse Effect.
     6.3 Funding. Buyer, and any permitted assignee under Section 14.2 of this Agreement, will have adequate funds at Closing to fund the Total Consideration.
ARTICLE VII
COVENANTS OF THE COMPANY OR SELLER
     During the time period from the Agreement Date until the earlier to occur of (a) the Closing or (b) the termination of this Agreement in accordance with the provisions of Article XI, the Company and as to Sections 7.1 and 7.4, Seller, covenants and agrees with Buyer as follows:
     7.1 Access to Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall allow Buyer and its Representatives reasonable free access during normal business hours upon reasonable notice to its files, books, records, Representatives, and offices, including, without limitation, any and all information relating to Taxes, commitments, Contracts, leases, licenses, and personal property and financial condition of the Company and its Subsidiaries. Additionally, and for the avoidance of doubt, Seller will provide Buyer reasonable access to Seller’s employees to provide information and cooperation to assist Buyer in planning for transition as anticipated under the Transition Services Agreement and the attached Statement of Work. All such access under this Section 7.1 shall be subject to the terms of the Confidentiality Agreement dated as of June 19, 2008 between Lions Gate Entertainment Corp. and Seller, as amended from time to time (the “Confidentiality Agreement”).
     7.2 Maintenance of Network Business. Except as set forth in Section 7.2 of the Disclosure Schedule, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall (except to the extent that Buyer shall give its prior consent in writing) operate the Network Business in the ordinary course in a manner consistent with past practice, shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to preserve intact its and their business organization and assets, keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. Except as expressly contemplated by this Agreement, which shall include, without limitation, the consummation of the Restructuring, the Company shall not and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer:
          (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;
          (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its outstanding securities, or split, combine or reclassify any of its outstanding securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the outstanding securities of such party, or purchase or otherwise acquire, directly or indirectly, any of its securities;
          (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any of its securities, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities;
          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division;
          (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, or otherwise alter the Company’s or a Subsidiary’s corporate structure;
          (f) sell, lease, license or otherwise dispose of any of its properties or assets which are material in the aggregate to the Network Business, except in the ordinary course of business;
          (g) (i) enter into any collective bargaining agreement affecting the employees of the Network Business; or (ii) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided, that (A) this Section 7.2(g)(ii) shall not prohibit the Company from establishing bonus targets for 2009 with respect to any employee of the Network Business for whom the failure to establish such bonus targets would give rise to a claim for constructive termination under an applicable employment agreement, and (B) any bonus targets established pursuant to the preceding subclause (A) shall be determined in the ordinary course consistent with past practices and shall be modifiable at any time (either by the Company prior to Closing, or by Buyer subsequent to Closing) without liability to the employee to whom such bonus targets pertain, and (C) Section 7.2(g)(ii) shall not prohibit the Company from making ordinary course of business adjustments to compensatory arrangements; provided, however, that the Company shall not modify or extend the existing Gemstar Change in Control Severance Policy to the extent applicable to Network Business Employees;
          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in excess of $100,000, other than intercompany borrowings from an affiliate or trade payables incurred in the ordinary course of business;
          (i) incur or commit to incur any capital expenditures in excess of $900,000 in the aggregate or in excess of $75,000 as to any individual matter;
          (j) enter into any Contract for the purchase or lease of any real property, except for short-term leases of additional storage space with terms less than six months entered into in the ordinary course of business and except for renewals of existing real property leases in Tulsa and the entry of subleases with respect to New York leased properties;
          (k) except in the ordinary course of business: (i) amend, waive, modify or consent to the termination of any Material Contract; or (ii) enter into any Contract which obligates, or in the Company’s reasonable discretion, is reasonably likely to obligate, the Company or any of its Subsidiaries to pay more than $1,500,000 over the next 12 months (except for renewals of existing real property leases);
          (l) enter into any contract provision for the production or acquisition of any programming which would require commitments in excess of $1,000,000 in the aggregate;
          (m) cancel, compromise, waive or release any material right or claim related to the Network Business, except in the ordinary course of business;
          (n) guaranty or act as a surety for any obligation, except for guaranties and sureties related to the Permitted Encumbrances;
          (o) except in the ordinary course of business, increase the compensation payable or to become payable or the benefits provided to its employees of the Network Business, (including, without limitation, merit and cost-of-living increases which may otherwise be provided in the ordinary course to the employees of the Network Business), or loan any funds to any employee of Network Business, other than such grants and loans as specified in Section 4.14(c) of the Disclosure Schedule; provided, that the Company may, in its sole discretion, make its 2008 bonus payments to the employees of the Network Business consistent with the Company’s past practices;
          (p) enter into any Material Contract (with the dollar amounts contained in Section 4.10(a)(iii) and 4.10(a)(iv) being $200,000) with any Related Party of the Company or any of its Subsidiaries pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Company or any of its Subsidiaries, except (i) any Material Contract with any Related Party related to insurance entered into in the ordinary course of business consistent with past practices, or (ii) any Material

Contract with any Related Party entered into in the ordinary course of business consistent with past practices;
          (q) make any change in any method of accounting or accounting practice or policy, except as required by GAAP;
          (r) except as required by Applicable Law, make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax Return other than on a basis consistent with past practice;
          (s) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;
          (t) permit the lapse of any existing policy of insurance relating to the Network Business, except in the ordinary course of business, or fail to make any claim with respect to any matter covered thereunder;
          (u) permit the lapse of any right relating to Company Intellectual Property;
          (v) accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;
          (w) commence or settle any Action related to the Network Business;
          (x) take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Company, Seller, Stockholder or Parent in this Agreement to be untrue or result in a breach of any covenant made by the Company, Seller, Stockholder or Parent in this Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or
          (y) take, or agree in writing or otherwise to take, any of the actions described in sub-sections (a) through (x) above.
     All communications from the Company to Buyer requesting waivers with respect to the provisions of this Section 7.2 shall be directed to Buyer at the address set forth at Section 14.9 of this Agreement. All such requests for waivers shall be promptly considered in good faith by Buyer whose consent with respect thereto shall not be unreasonably withheld, conditioned or delayed; provided further, that if Buyer does not respond to any such requests for waivers within five (5) business days after receipt of such request, then Buyer shall be deemed to have waived the compliance of such applicable provision of this Section 7.2 effective as of such fifth business day.
     7.3 Exclusivity. Except for those planned dispositions of non-core assets publicly disclosed by Macrovision Corporation in its presentation to RiskMetrics Group representatives on April 8, 2008 publicly filed on April 8, 2008 (other than the disposition of assets contemplated as a result of this Agreement), Seller shall not (and Seller shall cause its affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Buyer and its affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate (other than this Agreement or in connection with the transactions contemplated by this Agreement) any (i) reorganization, liquidation, dissolution or recapitalization of solely the Network Business or the Equity Interests, (ii) merger or consolidation involving solely the Network Business or the Equity Interests, (iii) purchase or sale of all or substantially all of the assets of the Company and its Subsidiaries used exclusively in the Network Business (other than in the ordinary course of business), or (iv) similar transaction or business combination involving solely the Network Business or the Equity Interests (each of the foregoing transactions described in clauses (i) through (iv), a “Business Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its affiliates) to do or seek to do any of the foregoing. Seller agrees to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to a Business Transaction. Seller represents and warrants that Seller and its affiliates have each ceased all discussions with all Persons (other than Buyer) regarding all of the foregoing, and that neither Seller nor any Seller’s officers, directors, affiliates, partners, trustees, agents or representatives is a party to or bound by any agreement relating to any of the foregoing, other than agreements with Buyer. Seller hereby agrees to notify Buyer immediately upon the receipt of any proposal, offer, inquiry or contact with respect to a Business Transaction and will promptly provide Buyer with copies of and disclose to Buyer the details concerning any such proposal, inquiry or contact.
     For the avoidance of doubt, this Section 7.3 shall not apply to, or limit in any way, the submission, solicitation, initiation, encouragement or discussion of proposals or offers from any Person, or the entry into any agreement or acceptance of any offer relating to, or the consummation of (i) the direct or indirect acquisition or purchase of all or any portion of the capital stock or equity interests of Parent or any of its Subsidiaries or assets of Parent or any of its Subsidiaries, (ii) any merger, consolidation or other business combination relating to Parent or any of its Subsidiaries, or (iii) a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to Parent or any of its Subsidiaries; provided, that any Person involved in a transaction covered by this paragraph shall agree in writing to be bound by the terms of this Agreement in connection with such transaction.
     7.4 Non-Competition.
          (a) For a period of five (5) years following the Closing Date, Seller and its affiliates shall not, directly or indirectly through any Person or contractual arrangement, own or operate a television network.
          (b) For a period of two (2) years following the Closing Date, Seller and its affiliates shall not, directly or indirectly through any Person or contractual arrangement, own a website which directly competes with TVGuide.com, as such business is conducted as of the Closing Date; provided, that Buyer hereby agrees that Seller and its affiliates owning or operating a website with a listing grid shall not, by itself, be deemed to directly compete with TVGuide.com.
          (c) During the applicable non-compete period in Section 7.4(a) or 7.4(b) above, Seller and its affiliates shall not, directly or indirectly through any Person or contractual arrangement: solicit, recruit or hire any person who at any time on or after the Agreement Date and prior to the Closing Date is a Company Group Employee (as defined below) primarily engaged in the Network Business or TVGuide.com, as applicable, for purposes of the relevant non-solicitation covenant duration; provided, that the foregoing shall not prohibit (i) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Company Group Employees or (ii) Seller or any of its affiliates from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by the Company, Buyer or any of their respective affiliates for at least nine (9) months. For purposes of this Section 7.4, “Company Group Employees” means, collectively, officers, directors and employees of the Company or any of its Subsidiaries, Buyer and their respective affiliates.
          (d) The parties agree that this Section 7.4 shall not apply to an acquiror or successor of Parent or any entity or organization that acquires control (either directly or indirectly through one or more intermediaries) of Parent or such a successor, or any affiliate of such entity or organization, if, prior to such transaction, such acquiror or successor or any of their affiliates, directly or indirectly through any Person or contractual arrangement, owns or operates (i) a television network or (ii) a website whose primary purpose is to compete with TVGuide.com, as such business is conducted as of the Closing Date. Further, this Section 7.4 shall not prohibit Seller or its affiliates from engaging in those transactions or agreements or the types thereof referenced on Section 7.4 of the Disclosure Schedule.
          (e) Seller acknowledges that the covenants of Seller set forth in this Section 7.4 are an essential element of this Agreement and that any breach by Seller or its affiliates of any provision of this Section 7.4 will result in irreparable injury to Buyer. Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, Buyer shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.4 are reasonable and proper to protect the legitimate interest of Buyer.
          (f) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 7.4 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 7.4 because taken together they are more extensive than necessary to assure to Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
ARTICLE VIII
BUYER COVENANTS
     Buyer covenants and agrees with Stockholder, Seller and the Company as follows:
     8.1 Indemnification and Insurance.
          (a) Following the Closing and until May 3, 2014, Buyer and the Company shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Closing or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Closing, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Closing were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing, Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.1 without limit as to time; provided, that in no event shall such action by Buyer have the effect of increasing or otherwise broadening the scope of the indemnification obligations of the Company to such Persons as in effect immediately prior to the Closing.
          (b) From and after the Closing, each of Buyer and the Company shall, to the fullest extent permitted under Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings deemed desirable by Buyer or the Company), to the same extent that such Persons are entitled to indemnification pursuant to the certificate of incorporation and bylaws of the Company or any Subsidiary of the Company as in effect as of the Agreement Date, each current and former director, officer or employee of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Applicable Law and following receipt of any undertaking deemed desirable by Buyer or the Company), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such Indemnified Party’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company, before the Closing; provided, that nothing in this Agreement (or in such exculpation, indemnification and advancement provisions) shall require Buyer or its affiliates (including the Company and its Subsidiaries after the Closing) to exculpate, indemnify, or provide advancement of expenses to any Person in connection with the dispute arising under or related to this Agreement or any transaction or agreement entered into in connection with this Agreement. In the event of any such Action, Buyer and the Company shall reasonably cooperate with the Indemnified Party in the defense of any such Action.
          (c) Following the Closing, Buyer shall, or shall cause the Company to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 8.1.
          (d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement, Applicable Law or otherwise. The provisions of this Section 8.1 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.
          (e) In the event Buyer, the Company or any Subsidiary of the Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer, the Company or any Subsidiary of the Company, as the case may be, shall assume the obligations set forth in this Section 8.1.
     8.2 Employee Matters.
          (a) On the tenth business day preceding the anticipated Closing Date, the Company shall provide to Buyer a revised version of Section 4.14(a) of the Disclosure Schedule, updated to reflect all changes in such section that have occurred prior to such day. No later than the fifth business day preceding the anticipated Closing Date but effective as of the Closing Date and contingent on the Closing, Buyer shall offer employment to all of the Employees listed on the revised Section 4.14(a) of the Disclosure Schedule. The Company shall use its commercially reasonable efforts to (i) provide Buyer with access to such Employees and (ii) assist Buyer in extending offers of employment to such Employees. Buyer shall offer such employment on an “at will” basis and at a wage and salary level (excluding performance-based or incentive compensation, bonuses and equity-based compensation, as applicable) that is the same as that provided to the applicable Employee on the day preceding the Closing Date. Each such offer that is made to an Employee who is actively employed in the Network Business on the day immediately preceding the Closing Date shall be an offer to commence employment on the Closing Date. Each such offer that is made to an Employee who is not actively at work with the Company or any of its Subsidiaries due to a short- or long-term disability leave or other leave of absence (but not including vacation), will be deemed to be an offer of employment with Buyer effective as of the date such Employee is willing and able to return to active work status (the

“Start Date”). The Company shall promptly notify Buyer if any Employees employed by the Company or any of its Subsidiaries either (i) commences a short- or long-term disability leave or other leave of absence (but not including vacation) during the period of time commencing with the Agreement Date and ending on the Closing Date, or (ii) returns to active employment from any such leave from the Agreement Date to the Closing Date. Each Employee to whom an offer of employment is made pursuant to this Section 8.2(a) and who accepts such offer and commences such employment with Buyer as of the Closing Date or Start Date, as applicable, shall be referred to as a “Retained Employee” and collectively as the “Retained Employees.”
          (b) From and after the Closing, except as expressly set forth herein, the Company shall, and Buyer shall cause the Company to, honor all compensation arrangements and agreements in accordance with their terms as in effect immediately before the Closing and as set forth in the offers of employment pursuant to Section 8.2(a) hereof, provided, that nothing in this Agreement shall prohibit the amendment or termination of any such arrangements and agreements in accordance with their terms and Applicable Law. Following the Closing (other than in the case of health benefits, which will be provided no later than the first day of the first month following the Closing) and at all times until May 3, 2009, Buyer shall provide, or shall cause to be provided, to each Retained Employee and former employee of the Company and its Subsidiaries and Stockholder terminated by, or pursuant to an agreement with, the Company or its Subsidiaries or Stockholder (a list of which former employees is set forth on Section 8.2(b) of the Disclosure Schedule) (“Company Employees”) compensation and benefits (other than an employee stock purchase plan) that are no less favorable, in the aggregate, than the compensation and benefits provided to Company Employees immediately before the Closing. Notwithstanding any other provision of this Agreement to the contrary, (i) Buyer shall or shall cause the Company to provide Company Employees whose employment terminates following the Closing and prior to May 3, 2009 with severance benefits in accordance with the Gemstar Change in Control Severance Policy (a copy of which has been provided to Buyer prior to the Agreement Date), and (ii) during such period following the Closing, severance benefits offered to Company Employees shall be determined without taking into account any reduction after May 2, 2008 in compensation paid to such Company Employees. Notwithstanding any term in this Section 8.2(b) to the contrary, nothing in this Section 8.2(b) shall be deemed to restrict the ability to hire or terminate the employment of any current or former Employees following the Closing. Without limiting the foregoing, the parties hereby agree that Buyer shall cause the Company to be responsible for the payment of the expenses set forth in Section 8.2(b)(i) of the Disclosure Schedule and that Seller shall be responsible for the payment of the expenses set forth in Section 8.2(b)(ii) of the Disclosure Schedule.
          (c) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Buyer and its Subsidiaries, the Company and its Subsidiaries and Stockholder providing benefits to any Company Employees after the Closing (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and Stockholder and their respective predecessors before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing, or if there was no such credit for such service under a similar employee benefit plan, under Stockholder’s 401(k) Plan; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of time. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Buyer and the Company shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries and their respective predecessors in which such employee participated immediately prior to the Closing and Buyer and the Company shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year in which such Company Employee participated immediately before the Closing ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
          (d) Except for (i) the Company Benefit Plans listed on Section 8.2(d) of the Disclosure Schedule that Buyer is assuming and (ii) the obligations of Buyer pursuant to Section 8.2(b) hereof, the parties understand and agree that Buyer is not assuming any Company Benefit Plan or Company Foreign Plan, and under no circumstances shall Buyer or its affiliates have any obligation under, or incur any liability in respect of, any Company Benefit Plan or Company Foreign Plan. For the avoidance of doubt, other than payment obligations pursuant to the two employment agreements being assumed by Buyer with terms which extend beyond May 3, 2009 and except to the extent Buyer either takes action after the Closing or consents to Seller taking action prior to the Closing to the contrary, as a result of the transactions contemplated by this Agreement, Buyer shall not have any liability for any severance, change of control, or other similar payments in respect of any Retained Employee who is terminated on or after May 3, 2009.
     8.3 Nonsolicitation. For a period of one (1) year from and after the Closing Date (the “Nonsolicitation Period”), Buyer shall not, and shall cause its affiliates not to, without the prior written consent of Stockholder, directly or indirectly, solicit to hire (or cause to leave the employ of a party or its Subsidiaries, other than the Company and its Subsidiaries) any employee of Parent or its Subsidiaries unless such Person ceased to be an employee of Parent or its Subsidiaries due to Parent’s or such Subsidiary’s termination of such Person without cause, or, in the case of such Person’s voluntary termination of employment with Parent or its Subsidiaries, at least nine (9) months has elapsed between such Person’s voluntary termination and such action by Buyer or any of its affiliates as the soliciting party. In addition, neither Buyer nor any of its affiliates shall, directly or indirectly through another Person, during the Nonsolicitation Period, (i) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Parent or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with Parent or any of its Subsidiaries, or (ii) in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Parent or any of its Subsidiaries (including making any negative statements or communications about Parent or any of its Subsidiaries); provided, that nothing in this subpart (ii) shall be deemed to impede

Buyer’s and its affiliate’s ability to independently discuss their independent contractual and proposed contractual relations with such entities without reference to any relationship between Parent, any of its Subsidiaries, and such entities.
     8.4 Cooperation with Contractual Obligations. The parties agree to cooperate with each other on the matters set forth in Section 8.4 of the Disclosure Schedule.
ARTICLE IX
OTHER COVENANTS
     Buyer covenants and agrees with Stockholder and the Company, and Stockholder, the Company, Seller (solely with respect to Sections 9.1, 9.4 and 9.6) and Parent (solely with respect to Sections 9.5 and 9.7) agree with Buyer as follows:
     9.1 Notification of Certain Matters. Each party shall promptly advise the other party hereto in writing of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Purchase or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Purchase or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would be material to such party; (b) any Actions, suits, claims, investigations or proceedings commenced or, to the party’s knowledge, threatened against, relating to or involving or otherwise affecting the party or any of its Subsidiaries which relates to the Purchase or the other transactions contemplated hereby; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Purchase set forth in Article X not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement.
     9.2 Public Announcement. Except as required by Applicable Law or as otherwise agreed among the parties, neither Buyer (on the one hand) or Stockholder nor the Company (on the other hand), nor any director, officer, employee or affiliate of any such party, shall make any public announcement, whether written or oral, concerning this Agreement or the subject matter hereof without the prior written consent of the other; provided, that Parent shall issue a press release announcing the execution of this Agreement, which press release shall have been previously approved by Buyer, which approval of the press release shall not be unreasonably withheld, conditioned or delayed and provided further, that each of Parent and Buyer, and their respective affiliates, may communicate with third parties regarding the transactions contemplated hereby, provided, that no material non-public information is disclosed by Parent or Buyer or their respective affiliates during such communications.
     9.3 Confidentiality. Each party acknowledges that Buyer and Parent have previously executed the Confidentiality Agreement, which agreements shall terminate as of the Closing or the termination date of this Agreement, as applicable, except for (a) the obligation thereunder to maintain the confidentiality of any information not related to the Network Business, which obligation shall terminate as of the date twelve (12) months following the Closing Date or the termination date of this Agreement, as applicable, and (b) the obligation thereunder to maintain the confidentiality of any information regarding the terms of the IPG agreements between Parent and third parties, which obligation shall continue in perpetuity.
     9.4 Satisfaction of Conditions Precedent. Each party shall use its reasonable best efforts to (a) satisfy or cause to be satisfied all the conditions precedent to be satisfied by such party as set forth in Article X, (b) cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, (c) obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement.
     9.5 Hart-Scott-Rodino.
          (a) Buyer (and/or Buyer’s ultimate parent entity) and Stockholder (and/or Stockholder’s ultimate parent entity) shall each promptly (but in no event later than fifteen (15) business days following the Agreement Date) prepare, execute and file a notification with the Department of Justice (“DOJ”) and the Federal Trade Commission (the “FTC”) as required by HSR and shall promptly (but in no event later than ten (10) business days following the Agreement Date) prepare, execute and file any similar notification filing required by any jurisdiction other than the United States, in each case requesting (to the extent permitted) early termination of any waiting period with respect thereto. Buyer and Stockholder shall cooperate with each other in connection with the preparation of such notification, and in connection with resolving any investigation or other inquiry commenced by the FTC, DOJ, any state Attorney General or any other Governmental Authority concerning the transactions contemplated hereby. Each of Buyer and Stockholder shall keep all information about the other obtained in connection with the preparation of such notification confidential. Buyer and Stockholder shall promptly inform the other of any material communication between such party and any Governmental Authority regarding any of the transactions contemplated hereby and of any of the understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Authority with respect thereto. If either party received any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the recipient of such request shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request and, in making any such response, the responding party shall consider in good faith the views of the other party hereto. Buyer and Stockholder covenant and agree that the Closing shall be subject and conditioned upon the receipt of requisite approvals or the expiration of the applicable waiting period under HSR and any other applicable Antitrust Laws (as defined below).
          (b) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial Action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraining of trade (collectively, “Antitrust Laws”), it is expressly understood and agreed that: (i) Buyer and Stockholder shall provide information required by law or governmental regulation and shall comply as promptly as practicable with any “second request” for information pursuant to the

Antitrust Laws; (ii) Buyer and Stockholder shall use their commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under Antitrust Laws.
     9.6 Settlement of Intercompany Accounts. The Company and its Subsidiaries shall settle or eliminate all intercompany accounts between Seller and its affiliates prior to the Closing Date, subject to adjustments for activity in the intercompany accounts included in the final Closing Date Balance Sheet.
     9.7 Nonsolicitation. During the Nonsolicitation Period, Parent shall not, and shall cause its Subsidiaries not to, without the prior written consent of Buyer, directly or indirectly, solicit to hire (or cause to leave the employ of a party or its Subsidiaries) any employee of Buyer or its Subsidiaries unless such Person ceased to be an employee of Buyer or its Subsidiaries due to Buyer’s or such Subsidiary’s termination of such Person without cause, or, in the case of such Person’s voluntary termination of employment with Buyer or its Subsidiaries, at least nine (9) months has elapsed between such Person’s voluntary termination and such action by Parent or any of its Subsidiaries as the soliciting party. In addition, neither Parent nor any of its Subsidiaries shall, directly or indirectly through another Person, during the Nonsolicitation Period, call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Buyer or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business with Buyer or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer or any of its Subsidiaries (including making any negative statements or communications about Buyer or any of its Subsidiaries).
     9.8 Insurance. The parties agree and acknowledge as follows, as to events occurring  prior to the Closing that are insured events within the meaning of those of Parent’s insurance policies that apply to cover the Network Business (any such events, “Insurable Events”):  (i) the Company and its Subsidiaries are, or Parent shall cause them to be, named Additional Insureds under Parent’s insurance policies applicable to such Insurable Events, (ii) between signing and Closing, Parent or its Subsidiaries shall use commercially reasonable efforts on an ordinary course of  business basis to seek insurance recovery for losses arising out of such Insurable Events, and (iii) Parent and its Subsidiaries make no representation as to any insurance coverage associated with any particular event or events.  For the avoidance of doubt, nothing in this Section or this Agreement shall be construed to require Parent or its Subsidiaries to litigate any claims for insurance against any of its insurers, or to maintain any insurance coverage of the Network Business following the Closing.  Further, to the extent any insurance payment for an Insurable Event is received after the Closing by Parent, and not by the Company or its Subsidiaries, Parent shall promptly remit such payment to Buyer.  For the further avoidance of doubt:  (i) following the Closing, Buyer may, as it deems appropriate at its sole effort and expense, pursue (or continue to pursue on behalf of the Additional Insureds) insurance claims as to Insurable Events, and (ii) events occurring after the Closing are not subject to this covenant and shall be Buyer’s sole responsibility to seek insurance coverage therefor as it deems appropriate at its sole effort and expense.
ARTICLE X
CONDITIONS TO CLOSING OF THE PURCHASE

     10.1 Conditions to the Parties’ Obligation to Effect the Purchase. The respective obligations of the parties to this Agreement to effect the Purchase and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby or materially limiting or restricting the conduct or operation of the business of the Company by Buyer after the Closing shall have been issued, nor shall any proceeding brought by a domestic or foreign administrative agency or commission or other domestic or foreign Governmental Authority, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the parties hereto which makes the consummation of the transactions contemplated by this Agreement illegal.
          (b) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority, including those contemplated by HSR and any other applicable Antitrust Laws, necessary for the consummation of the Purchase, shall have been filed, occurred or been obtained.
     10.2 Additional Conditions to Obligations of Buyer. The obligations of Buyer to effect the Purchase and the other transactions contemplated hereby are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Buyer.
          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case (other than as to the last sentence of Section 4.9) without regard to any qualification as to materiality or Material Adverse Effect, unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.
          (b) Performance of Obligations. The Company, Parent, Seller or Stockholder, as applicable, shall have performed or complied, in all material respects, with the agreements and obligations required to be performed or complied with by such party under this Agreement at or prior to the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect (solely with respect to the Company).
          (c) Representations and Warranties of Stockholder. Each of the representations and warranties of Stockholder set forth in Article V(A) shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case without regard to any qualification as to materiality or Material Adverse Effect, unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Stockholder to such effect.
          (d) Representations and Warranties of Seller. Each of the representations and warranties of Seller set forth in Article V(B) shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case without regard to any qualification as to materiality or Material Adverse Effect, unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Seller to such effect.
          (e) Representations and Warranties of Parent. Each of the representations and warranties of Parent set forth in Article V(C) shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case without regard to any qualification as to materiality or Material Adverse Effect, unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect; and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Parent to such effect.
          (f) Transition Services Agreement. Seller shall have delivered to Buyer a Transition Services Agreement, in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by an executive officer of Seller.
          (g) Patent License Agreements. Seller shall have delivered to Buyer a Network Patent License Agreement, in the form attached hereto as Exhibit B-1 (the “Network Patent License”) and an Online Patent License Agreement, in the form attached hereto as Exhibit B-2 (the “Online Patent License”), each duly executed by an executive officer of Seller.
          (h) Termination of Guarantees and Security Interests. Stockholder shall have delivered to Buyer evidence of the release and termination of (i) the guarantees by the Company and its Subsidiaries of indebtedness under (x) the Credit Agreement and (y) the Indenture dated as of May 2, 2008 among Parent, Macrovision Corporation, the Guarantors named therein, and The Bank of New York Trust Company, N.A., as trustee, and the 11% Senior Notes due 2013 and (ii) the liens and security interests against and in the Equity Interests and the assets of the Company and its Subsidiaries securing the guarantees referred to in the foregoing clause (i)(x).
          (i) Data License Agreements. Seller shall have delivered to Buyer a Network Data License Agreement, in the form attached hereto as Exhibit C-1 (the “Network Data License”) and an Online Data License Agreement, in the form attached hereto as Exhibit C-2 (the “Online Data License”), each duly executed by an executive officer of Seller.

          (j) Trademark Agreements. Seller shall have, and shall have caused its appropriate Subsidiary to have, delivered to Buyer the Trademark Assignment Agreements and the Trademark License Agreement, each duly executed by an executive officer of Seller (or its Subsidiary, as appropriate).
          (k) Licensed Assets Agreement. Seller shall have delivered to Buyer the Licensed Assets Agreement duly executed by an executive officer of Seller.
          (l) Secretary’s Certificate. The Secretary of each of Parent, Seller, Stockholder and the Company shall have delivered to Buyer a certificate certifying the resolutions of the Board of Directors of each respective entity approving (as applicable to it) this Agreement and the transactions contemplated thereby.
          (m) Restructuring. Buyer shall have received from Seller evidence reasonably satisfactory to Buyer that the Restructuring has occurred in compliance with Applicable Law and Exhibit G.
          (n) Financial Statements. Buyer shall have received from Seller the financial statement described on Section 10.2(n) of the Disclosure Schedule.
     10.3 Additional Conditions to Obligations of Stockholder. The obligation of Stockholder to effect the Purchase and the other transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Stockholder:
          (a) Representations and Warranties. The representations and warranties of Buyer set forth in Article VI, taken as a whole, shall be true and correct in all material respects both when made and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), in each case without regard to any qualification as to materiality or Material Adverse Effect, unless the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on Buyer; and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.
          (b) Performance of Obligations of Buyer. Buyer shall have performed or complied with the agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing Date, except where the failure to perform or comply would not have a Material Adverse Effect on Buyer; and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect.
          (c) Transition Services Agreement. Buyer shall have delivered to Seller the Transition Services Agreement duly executed by an executive officer of Buyer.
          (d) Patent Agreements. Buyer shall have delivered to Seller the Network Patent License and the Online Patent License, each duly executed by an executive officer of Buyer.

          (e) Data License Agreements. Buyer shall have delivered to Seller the Network Data License and the Online Data License, each duly executed by an executive officer of Buyer.
          (f) Trademark Agreements. Buyer shall have delivered to Seller the Trademark Assignment Agreements and the Trademark License Agreement, each duly executed by an executive officer of Buyer.
          (g) Licensed Assets Agreement. Buyer shall have delivered to Seller the Licensed Assets Agreement duly executed by an executive officer of Buyer.
          (h) Evidence of Payment of the Total Consideration. Seller shall have received from Buyer evidence of the payment of the Total Consideration (less the amount delivered to the Indemnity Escrow Fund pursuant to Section 12.6).
ARTICLE XI
TERMINATION OF AGREEMENT
     11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Stockholder.
     11.2 Unilateral Termination. This Agreement may be terminated at any time prior to the Closing by:
          (a) Either of Buyer or Stockholder by giving written notice to the other, in the event a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Purchase.
          (b) Either of Buyer or Stockholder by giving written notice to the other, if the Purchase and the other transactions contemplated by Section 3.1 hereof shall not have been consummated by midnight Pacific Time on June 30, 2009 (the “End Date”); provided, however, that if by the End Date the conditions set forth in Section 10.1(b) shall not have been satisfied but all other conditions shall be satisfied (other than conditions, which conditions remain capable of being satisfied, set forth in Section 10.2 and Section 10.3), the End Date may be extended by either Buyer or Stockholder in its discretion (in which case, all other parties shall be bound by such extension), for three (3) months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended); provided further, that the right to terminate this Agreement pursuant to this Section 11.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party is the proximate cause of the failure of any condition set forth in Article X to be fulfilled or satisfied on or before such date.
          (c) Buyer, by giving written notice to Stockholder, if the Company, Seller, Stockholder or Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 10.1 or 10.2 or failure of the Closing to occur and (ii) cannot be cured by within thirty (30) days;

provided, that Buyer shall have given the Company written notice, delivered at least fifteen (15) days prior to such termination, stating Buyer’s intention to terminate this Agreement pursuant to this Section 11.2(c) and the basis for such termination (and such matter shall not have been cured); provided, however, that Buyer shall not have a right to terminate this Agreement pursuant to this Section 11.2(c) if Buyer is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 10.1 or 10.2.
          (d) Stockholder, by giving written notice to Buyer, if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 10.1 or 10.3 or failure of the Closing to occur and (ii) cannot be cured by the within thirty (30) days; provided, that Stockholder shall have given Buyer written notice, delivered at least fifteen (15) days prior to such termination, stating Stockholder’s intention to terminate this Agreement pursuant to this Section 11.2(d) and the basis for such termination (and such matter shall not have been cured); provided, however, that Stockholder shall not have a right to terminate this Agreement pursuant to this Section 11.2(d) if Stockholder or the Company is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 10.1 or 10.2.
     11.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1 or 11.2, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Buyer, Stockholder, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (i) the provisions of Section 9.3 (Confidentiality), this Section 11.3 (Effect of Termination) and Article XIV (Miscellaneous) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any breach of any of such party’s representations, warranties or covenants contained herein.
ARTICLE XII
SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
AND REMEDIES; CONTINUING COVENANTS
     12.1 Survival. The representations and warranties contained in this Agreement or in any certificate, schedule or document delivered hereunder shall survive the Closing Date until the Expiration Date; provided, that the representations contained in Section 4.6 and indemnifications contained in Article XIII shall survive until the expiration of the applicable statute of limitations plus thirty (30) days; provided further, the representations and warranties set forth in Sections 4.1, 5.1 and 6.1 relating to organization and existence, Sections 4.4, 5.2, and 6.2 relating to authority, Section 5.3 relating to the Equity Interests, Section 4.3 relating to capitalization, and Section 4.20 relating to broker’s fees and finder’s fees (such sections are collectively referred to herein as the “Core Representations”), and any representation in the case of fraud, shall survive indefinitely. Any covenant or agreement to be performed after the Closing Date shall survive in accordance with its terms. Notwithstanding the foregoing, any representation, warranty, covenant or agreement that would otherwise terminate will continue to survive if a Claim Notice (as defined below) shall have been given on or prior to such termination date in good faith based on facts reasonably expected to establish a valid claim under this Article XII, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article XII. The parties hereto agree that reliance shall not be an element of any claim for misrepresentation or indemnification under the Agreement. The indemnification provisions set forth in (a) Sections 12.2(i) and 12.3(i) shall survive until the Expiration Date, and (b) Sections 12.2(ii), 12.3(ii) and 12.3(iii) shall survive indefinitely.
     12.2 Indemnification by Seller and Parent. After the Closing Date and subject to the additional provisions set forth in this Article XII, Seller and Parent shall, jointly and severally, indemnify Buyer and Buyer’s stockholders and Representatives (including without limitation the Company and its Subsidiaries and their respective Representatives) (each a “Buyer Indemnitee”) against, and hold each Buyer Indemnitee harmless from, any and all claims, losses, damages, liabilities, payments and obligations, and all reasonable out-of-pocket expenses, including, without limitation, reasonable legal fees and costs of settlement (collectively “Losses”), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Buyer Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy as of the Agreement Date or the Closing Date of any representation or warranty of the Company or Stockholder contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Company Ancillary Agreements; and (ii) any breach by the Company or Stockholder or Seller or Parent or any failure of the Company or Stockholder to perform any of the covenants or obligations contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Company Ancillary Agreements.
     12.3 Indemnification by Buyer. After the Closing Date and subject to the additional provisions set forth in this Article XII, Buyer shall indemnify Stockholder and Stockholder’s respective stockholders and Representatives (each a “Stockholder Indemnitee”) against, and hold each Stockholder Indemnitee harmless from, any and all Losses, incurred, suffered, sustained or required to be paid, directly or indirectly, by, or imposed upon, such Stockholder Indemnitee resulting from, related to or arising out of (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or the Buyer Ancillary Agreements delivered to Stockholder pursuant to the provisions of this Agreement or the Buyer Ancillary Agreements; (ii) any breach by Buyer or any failure of Buyer to perform any of the covenants contained in this Agreement or the Buyer Ancillary Agreements delivered to Stockholder pursuant to the provisions of this Agreement or the Buyer Ancillary Agreements; and (iii) any claim by any third party brought against any Stockholder Indemnitee to the extent arising from the operation of the Network Business by Buyer or its affiliates (except to the extent such claim arises from a breach of a representation or warranty by the Company or Stockholder Indemnitee) following the Closing Date.
     12.4 Third Party Claims.
          (a) If any Buyer Indemnitee or Stockholder Indemnitee (each referred to as an “Indemnitee”) receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action (any such claim or action being referred to herein as an “Indemnifiable Claim”) with respect to which Stockholder or Buyer (each referred to as “Indemnitor”) are or may be obligated to provide indemnification, the Indemnitee shall promptly notify the Indemnitor in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnitor to provide indemnification hereunder, except to the extent that any Losses directly resulted or were caused by such failure.
          (b) The Indemnitors shall have thirty (30) days after receipt of the Claim Notice (unless the claim or action requires a response before the expiration of such thirty-day period, in which case the Indemnitors shall have until the date that is ten (10) days before the required response date) to acknowledge responsibility and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnitees shall cooperate with the Indemnitors in connection therewith; provided, that (i) the Indemnitor shall permit the Indemnitee to participate in such settlement or defense through counsel chosen by the Indemnitee, provided, that the fees and expenses of such Indemnitee’s counsel shall not be borne by the Indemnitors; (ii) the Indemnitor shall not settle any Indemnifiable Claim without the Indemnitee’s consent if the settlement (A) requires the Indemnitee to admit wrongdoing, pay any fines or refrain from any action, (B) does not include a full release of Indemnitee or (C) may reasonably be expected to impact the ongoing operations of the Network Business; and (iii) if, in the opinion of counsel to the Indemnitor, either (x) the Indemnitee has separate defenses from the Indemnitor, (y) there is a conflict of interest between the Indemnitor and Indemnitee or (z) there is any danger of criminal liability of the Indemnitee, then the Indemnitee shall be permitted to retain special counsel of its own choosing at the reasonable expense of the Indemnitor. So long as the Indemnitor is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld.
          (c) If the Indemnitor does not notify the Indemnitee within thirty (30) days after receipt of the Claim Notice (or before the date that is ten (10) days before the required response date, if the claim or action requires a response before the expiration of such thirty-day period), that it acknowledges responsibility and elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnitee shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnitee shall notify the Indemnitor of any compromise or settlement of any such Indemnifiable Claim.
     12.5 Limits on Indemnification.
          (a) Except with respect to claims for equitable remedies, claims by any party hereto based on actual fraud with intent to deceive in the making of the representations and warranties in this Agreement (“fraud”), or claims relating to Tax Matters (Section 4.6 and Article XIII), following the Closing Date, no Indemnitor shall have an indemnification obligation for any amount for Losses arising out of or resulting from the causes enumerated in Sections 12.2(i) or 12.3(i), as appropriate, in excess of fifteen percent (15%) of the Total Consideration, as adjusted pursuant to Section 3.4 hereof, and no Indemnitor shall have any indemnification obligation for any amount of Losses arising out of or resulting from the causes enumerated in Sections 12.2(i) or 12.3(i), as appropriate, except for claims relating to Tax Matters (Section 4.6 and Article XIII) until the total amount of resulting Losses exceeds three-fourths percent (0.75%) of the Total Consideration, as adjusted pursuant to Section 3.4 hereof (the “Threshold

Amount”), after which time the Indemnitor shall be liable only for the amount of Losses in excess of the Threshold Amount; provided, that the foregoing limitations shall not apply to Losses arising out of or relating to the untruth or breach of any representation or warranty made in any Core Representation or to any representation or warranty in the event of fraud. The amount of any Losses indemnifiable by either party pursuant to this Article XII shall be adjusted to reflect the value of any insurance proceeds actually received (net of any deductibles, retention or self-insurance) by the Indemnitee or its successors or assigns in respect of such Losses; provided, however, that no Indemnitee shall have any obligation to pursue such insurance proceeds or recovery from third Persons. If any such proceeds or recoveries are received by an Indemnitee with respect to any Losses after a party hereto has made a payment to an Indemnitee with respect to such Losses, the Indemnitee shall pay to such party the amount of such proceeds or recoveries (up to the amount of such party’s payment with respect to such Losses). If an Indemnifiable Claim can be asserted pursuant to more than one clause of Section 12.2 or 12.3, as applicable, then the applicable Indemnitee can elect the clause pursuant to which to assert such claim; provided, however, that an Indemnitee cannot be compensated for the same Loss more than once and all Losses shall be calculated net of any actual recovery of an Indemnitee. For each Indemnifiable Claim, an Indemnitor shall only be liable for total Losses incurred as a result of such Indemnifiable Claim, which Losses shall be calculated net of any actual recovery of an Indemnitee, regardless of the number of Indemnitees that may have rights pursuant to such Indemnifiable Claim. Claims for Losses made pursuant to (a) Sections 12.2(i) and 12.3(i) may be made at any time prior to the Expiration Date and (b) Sections 12.2(ii), 12.3(ii) and 12.3(iii) may be made indefinitely.
          (b) Except for Buyer’s obligation to pay the Total Consideration with respect to Buyer, notwithstanding anything contained in this Agreement to the contrary, in no event shall the total recovery of a party for Losses incurred in connection with the transactions contemplated hereby exceed the Total Consideration actually paid by Buyer pursuant to this Agreement.
     12.6 Escrow. At Closing, Buyer will deliver fifteen percent (15%) of the Total Consideration to the escrow account established pursuant to the Escrow Agreement, which Indemnity Escrow Fund shall serve as a source of recovery in the event of a Claim against Seller or Parent pursuant to this Article XII. Buyer hereby agrees that it shall first seek a remedy from the Indemnity Escrow Fund to the extent of the amount of the Indemnity Escrow Fund with respect to any indemnification claim asserted hereunder before seeking to recover any Losses from Seller or Parent.
     12.7 Exclusive Remedy. Except in the case of fraud or the pursuit of specific performance of the covenants and agreements in this Agreement, following the Closing, the sole and exclusive remedy of an Indemnitee for Losses hereunder or for any amounts owing to an Indemnitee shall be to seek indemnification from the Indemnitor in accordance with the terms and provisions of this Article XII.
     12.8 Treatment of Indemnification Payments. Each of Buyer and Stockholder agrees to treat any payment made by Stockholder under this Article XII as an adjustment to the Total Consideration.

     12.9 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, Buyer expressly reserves the right to seek indemnity or other remedy under Section 12.2(i) or Section 12.2(ii) for any Losses arising out of or relating to any breach of any representation or warranty of the Company or Stockholder contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Company Ancillary Agreements, or any Losses arising out of or relating to any breach of any covenant of the Company contained in this Agreement or the Company Ancillary Agreements delivered to Buyer pursuant to the provisions of this Agreement or the Company Ancillary Agreements, notwithstanding (a) any investigation by, disclosure to or knowledge of Buyer in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof or (b) any waiver of such breach in connection with the Closing. Notwithstanding the foregoing, Buyer waives its rights to indemnity or any other remedy for Losses arising out of or relating to the breach of any covenant set forth in this Agreement, but only to the extent Buyer expressly waived the satisfaction or compliance of such covenant by the Company and failed to reserve its rights to seek indemnification in connection with the delivery of such waiver.
ARTICLE XIII
CERTAIN TAX MATTERS
     13.1 Transfer Taxes. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and such other Taxes, and all conveyance fees, recording charges and other fees and charges (collectively, the “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Stockholder when due and other documentation with respect to all such Taxes, fees and charges, and Stockholder shall at its own expense, file all necessary Tax Returns if required by Applicable Law.
     13.2 Section 338(h)(10) Election; Allocation of ADSP.
          (a) Section 338(h)(10) Elections. In connection with the sale of the Equity Interests contemplated hereby, the parties hereto shall cause an express election pursuant to Section 338(h)(10) of the Code to be made for the Company and its corporate Subsidiaries and shall cause similar elections to be made where appropriate for state Tax purposes (collectively, the “Section 338(h)(10) Election”). No later than thirty (45) days prior to the last date on which the Section 338(h)(10) Election must be filed, the Buyer will deliver to the Parent and Stockholder all forms and other schedules and documents necessary to file the Section 338(h)(10) Election, with instructions to Stockholder and Parent with respect to the signing and filing of the Section 338(h)(10) Election, and Stockholder and Parent will comply with such instructions in signing and filing the Section 338(h)(10) Election.
          (b) Allocation. Within ninety (90) days following the Closing, the Buyer shall prepare and provide to Stockholder and Parent an allocation of the “aggregate deemed sales price” (“ADSP”) among the assets of the Company and affected Subsidiaries (the “Allocation”) in accordance with the methodology set forth in Section 13.2 of the Disclosure Schedule. The Allocation shall be set forth on Internal Revenue Service (“IRS”) Form 8883 (and any schedule required to be attached thereto) to be filed by the parties. Should there be any disagreement with respect to the Allocation and/or filing Form 8883, the matter will be referred to the Independent Accountant, who will determine the final and binding allocation of the ADSP within thirty (30) days of such referral, taking into account the methodology set forth in Section 13.2 of the Disclosure Schedule, which determination will thereupon be conclusive and binding on Parent, Buyer and Stockholder for all tax purposes. The costs of such accountants will be shared equally by Buyer and Stockholder. Buyer and Stockholder each agree to file their respective federal and state income Tax Returns, reports and forms, including IRS Form 8883, in a manner consistent with said Allocation.
     13.3 Tax-Sharing Agreements. Any Tax-sharing agreement between the Company or any of its Subsidiaries, on the one hand, and Parent or Stockholder, on the other, is terminated as of the Closing and shall have no further effect for any taxable year (whether the current year, a future year or a past year).
     13.4 Indemnification for Post-Closing Transactions. Buyer shall indemnify Parent, Stockholder and their affiliates for any additional tax owed by any of them resulting from any transaction engaged in by any of the Company or any Subsidiary not in the ordinary course of its business occurring on the Closing Date after the Effective Time, which transaction was initiated by Buyer.
     13.5 Post-Closing Transactions not in Ordinary Course. Buyer and Parent agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Effective Time in respect of Company or any Subsidiary on Buyer’s federal Income Tax Return to the extent permitted by Reg. §1.1502-76(b)(1)(ii)(B).
     13.6 Responsibility for Filing Tax Returns and Payment of Taxes for Periods through the Closing Date. Parent shall include the Company and the Subsidiaries that are members of the selling consolidated group in Parent’s consolidated federal income Tax Returns for all periods through the Closing Date and report income, gain and loss attributable to the transaction contemplated by this Agreement. For all taxable periods ending on or before the Closing Date, Parent shall cause the Subsidiaries that are members of the selling consolidated group to join in Parent’s consolidated federal income Tax Return and, in jurisdictions in which the Acquired Companies have in the past been included in state combined or consolidated Tax Returns, join in such Tax Returns. Parent and Stockholder shall file the federal and applicable state and foreign Tax Returns for the Company and its Subsidiaries for all periods through the Closing Date. All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in Applicable Law. Stockholder shall indemnify Buyer and its affiliates for any unpaid Taxes relating to any Period through the Closing Date. Buyer shall cause the Company and the Subsidiaries that are included in the Tax Returns to be filed under this paragraph by Parent, Stockholder or any Subsidiary of Parent, to furnish information to Parent, Stockholder or any Subsidiary of Parent as reasonably requested to allow Parent, Stockholder or any Subsidiary of Parent to satisfy its obligations under this section in accordance with past custom and practice. Buyer shall cause the Company and Subsidiaries to file all other Tax Returns to be filed after the Closing Date. Parent and Stockholder shall indemnify Buyer and its affiliates for (i) any Taxes relating to or attributable to a period ending on or before the Closing Date, other than any Taxes taken into account as a liability in the Post-Closing Balance Sheet in accordance with Section 3.4, and (ii) all Taxes relating to or attributable to the Section

338(h)(10) Election. In respect of a Tax Return with a period that starts before or on but does not end on the Closing Date, this amount shall be deemed to be equal to the amount that would be payable if the relevant Tax Return ended on the Closing Date. In respect of a Tax that is based upon a time period, such Tax shall be pro rated based upon the number of days prior to the Closing Date.
     13.7 Responsibility for Taxes for Periods after the Closing Date. Buyer shall indemnify Stockholder and its affiliates for any Taxes relating to a period after the Closing Date, other than Taxes for which Stockholder and Parent are required to indemnify Buyer under this Agreement.
     13.8 Cooperation on Tax Matters. Buyer, Stockholder and Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article XIII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to (A) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give Stockholder reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Stockholder so requests, Buyer shall allow Stockholder to take possession of such books and records.
     13.9 Tax Proceedings. Stockholder and Buyer shall jointly control the defense and settlement of any Tax audit, administrative or court proceedings (each, a “Tax Proceeding”) relating to any Tax Return that includes income, gain, loss or Transfer Taxes (including Transfer Taxes to which Section 13.1 applies) attributable to ordinary course and non-ordinary course transactions ending prior to or on Closing Date and reportable in a taxable period ending after the Closing Date. Stockholder shall control the defense and settlement of any Tax Proceeding at its own expense, relating to any Tax Return that does not include income, gain, loss or Transfer Taxes (excluding Transfer Taxes to which Section 13.1 applies) attributable to ordinary course and non-ordinary course transactions ending after the Closing Date; provided that Buyer shall have the right to participate in any such Tax Proceeding and to approve the settlement or disposition thereof if such settlement or disposition could adversely affect the tax liability of Buyer, the Company or its Affiliates for tax periods ending after the Closing Date.
ARTICLE XIV
MISCELLANEOUS
     14.1 Governing Law; Exclusive Jurisdiction. The internal laws of the State of Delaware, irrespective of its conflicts of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be exclusively brought and determined in the Chancery Court of the State of Delaware.
     14.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable (whether in whole or in part) by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer may assign this Agreement to any of its wholly-owned subsidiaries prior to the Closing, subject to such subsidiary making all of Buyer’s representations and warranties in Article VI to Seller (treating itself as if it were the Buyer thereunder) prior to the assignment. No such assignment shall modify Buyer’s obligation to pay the Total Consideration hereunder except to the extent fulfilled by Buyer’s wholly-owned subsidiary assignee. Any assignment in violation of this provision shall be void.
     14.3 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable, such term or provision shall be ineffective to the extent of such invalidity or unenforceability, and the remaining terms and provisions of this Agreement shall remain in full force and effect. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent practicable, the economic, business and other purposes of the invalid or unenforceable provision.
     14.4 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories. This Agreement may be executed and delivered by one party hereto to the other parties hereto by facsimile or e-mail transmission of a photocopy of the original signature page hereto, and upon receipt of such facsimile or e-mail transmission will be deemed to have the same effect as if the original signature had been delivered to the other parties. The parties shall endeavor to exchange the original signature copies, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.
     14.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
     14.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by Buyer, the Company, and Stockholder (on behalf of Stockholder). The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Closing, each of the Company, Buyer, and Stockholder may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     14.7 Expenses. Except as expressly provided otherwise herein, whether or not the Purchase and the other transactions contemplated hereby are successfully consummated, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Purchase and the transactions contemplated hereby; provided, that if the transactions contemplated hereby are consummated, such fees and expenses shall be borne and paid by Seller and not by the Company or its Subsidiaries. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.
     14.8 Attorneys’ Fees. Except as expressly set forth in Section 3.4(e), should any Action be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party shall be entitled to recover its costs of any Action, regardless of whether such Action proceeds to final judgment.
     14.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in Person, sent by facsimile and followed by certified first-class postage pre-paid mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three (3) business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 14.9:
     If to the Company (prior to the Closing), Stockholder or Parent:
c/o Macrovision Solutions Corporation
2830 De La Cruz Blvd.
Santa Clara, CA 95050
Attention: General Counsel
Fax No.: (408) 567-1807
     with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Jon E. Gavenman
Fax No.: (650) 849-7400
     If to the Company (after the Closing) or to Buyer:
Lions Gate Entertainment, Inc.
2700 Colorado Ave, Suite 200
Santa Monica, CA 90404
Attn: Wayne Levin, EVP Corporate Operations,
General Counsel & Secretary
Fax No.: (310) 452-8934
     with a copy (which shall not constitute notice) to:
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, CA 90067
Attention: Robert Haymer
Fax No.: (310) 246-6779
     14.10 Interpretation; Rules of Construction. When a provision of this Agreement states that a document or thing has been delivered to Buyer, the parties intend for the availability of that document or thing via the electronic data room established for Buyer’s review to constitute delivery. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
     14.11 No Third Party Beneficiary Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit, or remedy of any nature under or by reason of this Agreement, except for the provisions of Section 8.1 (which, from and after the Closing, shall be for the benefit of each Indemnified Party), Section 8.2 (which, from and after the Closing, shall be for the benefit of each Company Employee) and Article XII (which, from and after the Closing, shall be for the benefit of each Indemnitee).

     14.12 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements and the Buyer Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
     14.13 Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature Pages Follow]

     In Witness Whereof, the parties hereto have executed this Agreement as of the date first above written.
SELLER:
GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen Yu
Name:	Stephen Yu
Title:	Secretary
STOCKHOLDER:
UV CORPORATION

By: Name:	/s/ Stephen Yu Stephen Yu
Title:	Secretary
COMPANY:
TV GUIDE ENTERTAINMENT GROUP, INC.

By:	/s/ Stephen Yu
Name:	Stephen Yu
Title:	Secretary
BUYER:
LIONS GATE ENTERTAINMENT, INC.

By: Name:	/s/ Wayne Levin Wayne Levin
Title:	General Counsel and Executive Vice President

SOLELY WITH RESPECT TO SECTIONS 9.5, 9.7 AND 9.8 AND ARTICLES V(C), XII AND XIII:
PARENT:
MACROVISION SOLUTIONS CORPORATION

By: Name:	/s/ Stephen Yu Stephen Yu
Title:	Secretary